* Portions of this exhibit, identified as by the mark [*] have been omitted because these portions contain information that is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

Exhibit 10.1

AMENDED AND RESTATED OPERATING AGREEMENT

OF

DORAN CANTERBURY I, LLC

THIS AMENDED AND RESTATED OPERATING AGREEMENT (this  “Agreement”), is made and entered into to be effective as of [*] (the “Effective Date”) by and among Doran Shakopee, LLC, a Minnesota limited liability company (“Doran”), Canterbury Development LLC, a Minnesota limited liability company (“Canterbury”), and Doran Canterbury I, LLC, a Minnesota limited liability company (the “Company”). Doran and Canterbury are each hereinafter referred to as a “Member” and together as the “Members.”

BACKGROUND

A.        The Members formed the Company by filing the Articles with the Minnesota Secretary of State on May 16, 2017.

B.         The Members and the Company entered into an Operating Agreement dated March 1, 2018 (the “Original Agreement”).

C.         The Members and the Company mutually desire to amend and restate the Original Agreement in the form of this Agreement. Each Member (i) is familiar with the business plan of the Company, (ii) has reviewed this Agreement and has had the opportunity to consult with such Member’s legal, tax and financial accounting advisors regarding this Agreement, and (iii) desires to enter into this Agreement effective as of the Effective Date with the intention that this Agreement amend and restate the Original Agreement in its entirety and constitute the Company’s sole operating agreement for purposes of the Revised Act.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Members hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1       Definitions of Certain Terms. As used herein, the following terms have the following meanings:

“Additional Land” means the land owned by Canterbury or an Affiliate adjoining the Phase II Land and pictorially represented on Exhibit A to this Agreement.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments: (i) increased for any amounts such Member is unconditionally obligated to restore and the amount of such Member’s share of Company Minimum Gain and Member Minimum Gain after taking into account any changes during such year, including such sums that are deemed obligated to restore pursuant to Treasury Regulation

§ 1.704-2(g) and (i) or related regulations; and (ii) reduced by the items described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. A Person is an Affiliate of an entity if such Person is a governor, director, manager, officer or legal representative of such entity, or if such Person has a material financial interest in such entity. An individual Person’s Affiliates include such individual’s spouse, lineal descendants and ascendants and any trust for any such individual Person’s benefit,

“Architect Contract” means the written contract for architectural services for the Project to be entered into between the Company and Doran Architects, as provided in Section 3.4 below.

“Articles” means the Articles of Organization of the Company, prepared pursuant to Section 322C.0201 of the Revised Mt and filed with the Minnesota Secretary of State.

“Bankruptcy” with respect to any Person, means the entry of an order for relief with respect to such Person under the federal bankruptcy code (as set forth in Title 11 of the United States Code) or the insolvency of such Person under any state insolvency act.

“Book Value” of an asset or a Member’s Interest means the net value reflected at any point in time on the books and records of the Company in accordance with generally accepted accounting principles consistently applied.

“Breakeven Occupancy” means that the Project, following its Substantial Completion, has attained a debt service coverage ratio of at least 1.00 based on all sources of Project income and revenue, including ancillary income.

“Canterbury Park” means Canterbury Park Holding Corporation, an Affiliate of Canterbury,

“Capital Account” means the separate account established and maintained by the Company for each Member and each Transferee pursuant to Section 3.1 below.

“Capital Contribution” means with respect to a Member the total amount of cash and the net Fair Value of property (or expense payments, where an interest in Company Capital is issued for such payments with the agreement of the other Member, which shall not unreasonably be withheld), contributed by such Member (or such Member’s Predecessor in Interest) to the Company for such Member’s Interest.

“City Project Approval Process” means the process of the Company obtaining all approvals from the City required for the Project, including specifically the approval of the City Development Agreements, but specifically excluding the approval of the Canterbury Park TIF District.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Area Improvements” means one or more clubhouses to be constructed on the Project Land (including all furniture, fixtures, equipment and amenities located therein, and including leasing and management offices for the Project); the security gatehouse (including all furniture, fixtures and equipment located therein); a maintenance facility; outdoor amenity areas available for use by Project tenants (including a swimming pool, spa, courtyards, pool equipment room, grilling stations, patio areas and similar improvements); private roadways, driveways and parking areas; fencing; signs and markers; lighting; utility lines; landscaping (including irrigation systems, retaining walls, fountains and water fixtures); breezeways; sidewalks, tunnel and trails; artwork; and any decorative ponding improvements.

“Common Area REOA” has the meaning set forth in Section 2.8 of this Agreement.

“Company Capital” means at any measuring date the aggregate Capital Accounts of all Members.

“Company Minimum Gain” has the meaning given to the term “partnership minimum gain” in Treasury Regulation §§1.704-2(b)(2) and 1.704-2(d).

“Construction Cost Overrun” means an amount equal to the aggregate actual costs and expenses incurred in attaining Substantial Completion of the Project that are in excess of the amounts reflected on the Final Development Budget (after full application of any contingency line items), as such amounts may be modified from time to time as set forth in Section 5.5 of this Agreement, including on account of changes in scope, materials or substitutions for the Project.

“Construction Services Agreement” means a written contact for construction of the Project, in the form of cost-plus with guaranteed maximum price, to be entered into between the Company and the General Contractor, as provided in Section 3.5 of this Agreement. If the Project Financing is provided by HUD, the Construction Services Agreement shall include such terms and provisions as may be required by HUD.

“Covered Person” means a Person entitled to indemnification under Section 322C.0408 of the Revised Act.

“Deferred Construction Costs” means any costs identified as such in the Preliminary Development Budget.

“Development Fee” means the fee, if any, to be earned by the Members for development services in connection with the Project, determined and allocated pursuant to Section 2.8(j) of this Agreement.

“Distributions” means any distributions by the Company to the Members of net cash available for such purpose under Section 4.1 of this Agreement.

“Ditch Property” means the land owned by Canterbury adjoining the Project Land and pictorially depicted on Exhibit A to this Agreement.

“Ditch Property Owner” means Canterbury Park Entertainment, LLC and Canterbury Exchange, LLC.

“Doran Architects” means Doran Architects, LLC, an Affiliate of Doran.

“Doran Development” means Doran Development, LLC, an Affiliate of Doran.

“Doran Management” means Doran Management, LLC, an Affiliate of Doran.

“Drainage and Pending Easement” has the meaning set forth in Section 2.8 of this Agreement.

“EAW Property” means the Subdivision Property and the parcel adjoining the Additional Land, pictorially depicted on Exhibit A to this Agreement.

“Existing Pre-Development Costs” means costs incurred by the Members, or either of them, in connection with the development of the Project between the date of the Term Sheet and the earlier to occur of [*] or the Effective Date.

“Fair Value” of an asset means its fair market value as reasonably determined by the Managing Member or as otherwise required by law or by this Agreement, and taking Code §7701(g) into account where required by Treasury Regulations.

“Final Development Budget” means the Preliminary Development Budget together with any and all final amendments made prior to closing on Project Financing, as adopted in its final form by the Members under Section 5.5 or Section 5.6 of this Agreement, as applicable.

“Future Pre-Development Costs” means costs incurred by Doran in connection with the development of the Project on and after [*].

“General Contractor” means Doran Construction Company, LLC, an Affiliate of Doran.

“HUD” means the U.S. Department of Housing and Urban Development.

“HUD Loan” means mortgage financing provided by HUD pursuant to the HUD Section 221(d)(4) program, in the event that the Project Financing is provided by HUD.

“HUD Operating Deficit Escrow” means any operating deficit escrow required by HUD, if the Project Financing is provided by HUD, to provide funding for operating expenses and debt service when net income is not available and which shall be released by HUD upon the later of (i) Stabilization or (ii) twelve months after final endorsement of the Project by HUD.

“HUD Required Provisions” means certain provisions included in this Agreement as required by HUD as set forth in ARTICLE XI and ARTICLE XII hereof, which shall be applicable and effective in the event that the Project Financing is provided by HUD, in which event such provisions shall supersede any provision to the contrary or otherwise inconsistent with the application of the HUD Required Provisions for so long as there is an outstanding HUD Loan. The HUD Required Provisions, if applicable, may be modified if required by HUD.

“HUD Working Capital Escrow” means any working capital escrow required by HUD, if the Project Financing is provided by HUD, to cover accruals of taxes, insurance, and interest in the case of construction delay, construction contingencies for cost overruns and change orders, and other miscellaneous expenses that are not included in the Project Financing.

“Income” and “Loss” mean, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code § 703(a), except that for this purpose: (i) all items of income, gain, deduction or loss required to be separately stated by Code § 703(a)(1) will be included in taxable income or loss; (ii) tax exempt income will be added to taxable income or loss; (iii) any expenditures described in Code § 705(a)(2)(B) (or treated as Code § 705(a)(2)(B) expenditures pursuant to Treasury Regulation § 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing taxable income or loss will be subtracted; and (iv) taxable income or loss will be adjusted to reflect any item of income or loss specially allocated in ARTICLE IV.

“Interest” refers to all of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Articles, this Agreement and the Revised Act, including the Member’s interest in the capital, income, gain, deductions, losses, and credits of the Company. Unless otherwise expressly separated, a Member’s Interest includes that Member’s transferable interest under the Revised Act.

“Interest Reserve” means any reserve described in Section 3.3(e) of this Agreement to fund payment of interest on Project Financing during construction and initial lease-up of the Project.

“Letter of Credit” means any letter of credit required as collateral for the Project Financing.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof, including net sale proceeds upon a sale or other disposition of the Project by the Company,

“Loan Note” means a promissory note in the form attached as Exhibit C to this Agreement.

“Majority in Interest” means any Member or group of Members holding an aggregate of more than fifty percent (50%) of the Percentage Interests held by all Members.

“Managing Member” means Doran. The Managing Member is a “manager” as that term is defined in the Revised Act.

“Member Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Debt, determined in accordance with Treasury Regulation §1.704-2(i)(3).

“Member Nonrecourse Debt” means any indebtedness of the Company that would be a Nonrecourse Debt if such debt were not attributed to a loan made or guaranteed by a Member within the meaning of Treasury Regulation §1.704-2(b)(4), or by a Person related to a Member, within the meaning of Treasury Regulation §1.752-4(b).

“Member Nonrecourse Deductions” has the same meaning as partner nonrecourse deductions set forth in Treasury Regulation § 1.704-2(i)(2), Generally, the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a fiscal year equals the net increase during the year in the amount of the Member Minimum Gain (determined in accordance with Treasury Regulation § 1.704-2(i)) reduced (but not below zero) by the aggregate Distributions made during the year of proceeds of Member Nonrecourse Debt and allocable to the increase in Member Minimum Gain determined according to the provisions of Treasury Regulation § 1.704-2(i).

“Member” has the meaning set forth in the Preamble to this Agreement and each Person who is subsequently admitted to the Company as a Member pursuant to Section 8.3 or Section 8.5, other than a Person who ceases to be a Member of the Company pursuant to Section 8.7. The name, address, Capital Contributions and Percentage Interest of each Member are set forth on Schedule I, as the same may be adjusted from time to time as required or permitted by the provisions of this Agreement.

“NOI” means the monthly or annual income, as applicable, of the Company after taking into account all revenues collected from operations of the Project and other income, and deducting all operating expenses and Property marketing fees, but before any deduction for payments of principal, interest on indebtedness, depreciation or allocations to the Reserve for Replacement; provided, however, that for so long as the Property Management Agreement is in effect, the wages, compensation and fees paid to Doran Management and for its operating and service employees performing services at the Project under the Property Management Agreement shall be included in operating expenses for the Project.

“Nonrecourse Debt” means a Company liability with respect to which no Member or a related Person bears the economic risk of toss beyond its Interest as determined under Treasury Regulation §§ 1.752-1(a)(2) and 1.752-2.

“Nonrecourse Deductions” has the same meaning as nonrecourse deductions set forth in Treasury Regulation § 1.704-2(c). Generally, the amount of Nonrecourse Deductions for a fiscal year equals the net increase in the amount of Company Minimum Gain (determined in accordance with Treasury Regulation § 1.704.2(d)) during such year reduced (but not below zero) by the aggregate Distributions made during the year of proceeds of a Nonrecourse Debt that are allocable to the increase in Company Minimum Gain, determined according to the provisions of Treasury Regulation § 1.704-2(c) and (h).

“Officer” means an individual designated as such by the Managing Member, with the responsibilities and duties specified or delegated by the Managing Member, including the offices set forth in Section 5.10.

“Operating Deficit” means NOI (excluding depreciation) less (i) accrued and due interest on the Project Financing, (ii) accrued and due principal on the Project Financing, (iii) escrow for real estate taxes on the Project, (iv) escrow for insurance and (v) the Reserve for Replacement, if the resulting sum is negative.

“Percentage Interest” means with respect to any Member, the portion of all of the Company’s outstanding Interests owned by such Member, expressed as a percentage. The Percentage Interests of each Member are as set forth on Schedule I as may be adjusted from time to time as required or permitted by the provisions of this Agreement.

“Permitted Encumbrances” means any or all of the following: (a) liens for real property taxes (i) not yet due and payable or (ii) the amount or validity of which is being contested in good faith by appropriate proceedings; (b) mechanics’ liens, materialmens’ liens, mid similar encumbrances incurred in the ordinary course of business consistent with past practice securing amounts not yet due and payable or being contested in good faith by appropriate proceedings; (a) zoning, entitlement, building and other land use regulations that are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements and other exceptions that do not, individually or in the aggregate, materially impair the ownership, occupancy, intended use, or insurability of the real property for ownership, use and operation by the Company or its Affiliates; (e) the Drainage and Ponding Easement and the Common Area REOA described in Section 2.8 below; (f) those exceptions to title shown on that certain Commitment for Title Insurance issued by Commercial Partners Title, LLC, as agent for Old Republic National Title Insurance Company, as its File No. 54071 and having an effective date of February 5, 2018 which affect the Project Land and which are reasonably acceptable to the Managing Member, on behalf of the Company; and (g) any other matters reasonably acceptable to the Managing Member, on behalf of the Company, based on any future survey of the Project Land obtained by the Company in connection with, and prior to, closing on the Project Financing.

“Permitted Transferee” means an Affiliate of the Transferor.

“Person” means any individual, partnership, limited liability company, corporation, cooperative, trust or other entity.

“Phase II Land” means the land owned by Canterbury adjoining the Project Land and pictorially depicted on Exhibit A to this Agreement.

“Phase II Operating Agreement” means the separate operating agreement to be entered into by Doran and Canterbury for development of the Phase II Land by the Phase II Owner, as described in Section 3.3(g) of this Agreement.

“Phase II Owner” means Doran Canterbury II, LLC, a Minnesota limited liability company.

“Phase II Project” means the potential development of a second multi-family market-rate apartment building and related improvements on the Phase II Land by the Phase II Owner pursuant to the Phase II Operating Agreement.

“Predecessor in Interest” means, (i) with respect to Canterbury, Canterbury Park, and (ii) with respect to Doran, Doran Development.

“Preliminary Development Budget” means the preliminary budget for development tasks and activities required for predevelopment, development, financing, construction, operation and ownership of the Project during the period through Substantial Completion of the Project described in Section 2.8 of this Agreement and the estimated costs to complete such activities, as the categories for such costs are set forth on Exhibit B to this Agreement The Preliminary Development Budget for the Project shall include line items for Existing Pre-Development Costs and Future Pre-Development Costs incurred subsequent to execution of the Term Sheet and prior to the Effective Date,

“Prime Rate” means the Prime Rate published in the Wall Street Journal Money Rates column on the last business day of each month, which rate shall be deemed to be in effect for the entirety of such month.

“Project” means the development and construction on the Project Land of a residential apartment building of approximately 300 units with four levels of apartments and an enclosed, three-level parking garage, together with surface parking, landscaping, and the Common Area Improvements, together with all fixtures, equipment and related assets to be used in its operation. “Project” shall also refer in this Agreement to the Project Land, improvements and related assets as an operating property.

“Project Financing” means mortgage financing for development and construction of the Project pursuant to the HUD Section 221(d)(4) program or such other form of financing as may be obtained for the Project pursuant to Section 5.5 of this Agreement.

“Project Land” means the site of approximately 13.33 acres of land owned by Canterbury or one or more of its Affiliates on the Effective Date and located in Shakopee, Minnesota (pictorially represented on Exhibit A to this Agreement).

“Project Manager” means the individual appointed by Doran under Section 3.4 of this Agreement for daily implementation of development of the Project.

“Property” means all assets that the Company may own or otherwise have an interest in from time to time, including the Project.

“Property Management Agreement” means the written property management contract to be entered into between the Company and Doran Management.

“Related Party Agreement” means the Architect Contract, the Construction Services Agreement, the Property Management Agreement and any other contract or agreement between the Company (or any of its Affiliates) and one or more of the Members (or their respective Affiliates).

“Reserve for Replacement” means, for so long as the Property Management Agreement is in effect, the reserve as defined in the Property Management Agreement. If at any time the Property Management Agreement shall not be in effect, Reserve for Replacement means the reserve for future maintenance, repair, replacement and improvement of the Project, for future investments, and for such other purposes as the Managing Member may reasonably deem necessary or advisable and in accordance with the Annual Budget, In all events, the Reserve for Replacement shall satisfy the requirements of the Project Financing.

“Retention Pond Area” means the land owned by Canterbury adjoining the Project Land and pictorially depicted on Exhibit A to this Agreement, upon which the drainage water retention pond that will service the Subdivision Property will be created and maintained.

“Retention Pond Owner” means Canterbury.

“Revaluation” means the occurrence of any event described in clauses (i), (ii), (iii), (iv) or (v) of Section 3.1(c) as a result of which the book basis of Property is adjusted by the Company to its Fair Value.

“Revised Act” means the Minnesota Revised Uniform Limited Liability Company Act (Minn. Stat. §§ 322C.0101 et. seq.).

“Stabilization” means six (6) consecutive months of Breakeven Occupancy.

“Subdivision Property” means, in the aggregate, the Project Land, the Phase II Land, the Additional Land, the Retention Pond Area and the Ditch Property.

“Substantial Completion” means, with respect to the Project, when construction is substantially complete in accordance with the terms of the Construction Services Agreement, subject to any approvals or additional requirements of the Project Financing.

“Super-Majority in Interest” means a Member or group of Members holding an aggregate of more than sixty-seven percent (67%) of the Percentage Interests held by all Members. A Transferee who has not become a Substitute Member shall not be allowed to vote on any matter requiring Super-Majority in Interest, and any such Super-Majority in Interest vote shall exclude Transferees who have not become Substitute Members in computing the threshold required by this definition.

“Tax Matters Member” means the Person designated pursuant to Section 7.4 to represent the Company in matters before the Internal Revenue Service.

“Term Sheet” means that certain term sheet dated April 5, 2016 entered into by Canterbury Park and Doran Development.

“Transfer” means (i) when used as a verb, to give, sell, exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, and (ii) when used as a noun, the nouns corresponding to such verbs, in either case voluntarily or involuntarily, by operation of law or otherwise.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code.

ARTICLE II

BUSINESS PURPOSES, OFFICES, AND RELATED MATTERS

2.1       Name; Business Purpose. The name of the Company is stated in the Articles. The business purpose of the Company is to design, develop, finance and construct the Project on the Project Land, to operate, maintain and financially manage the Project following its design, development, financing and construction, and to do any and all things necessary, appropriate or incidental thereto. The Company is formed only for the foregoing business purpose and will not be deemed to create any agreement between the Members with respect to any other activities whatsoever other than the activities within such business purpose.

2.2       Powers. In addition to the powers and privileges cordoned upon the Company by law and those incidental thereto, the Company has the same powers as a person to do all things necessary or convenient to carry out its business and affairs.

2.3       Term. The term of the Company shall continue until terminated as provided in this Agreement; provided, however, that if the Project Financing is provided by HUD, then in no case shall the term of the Company be less than at least ten years longer than the term of the HUD Loan.

2.4       Principal Office. The principal office of the Company will be located at 7803 Glenroy Road, Suite 200, Bloomington, MN 55439-3126 or at such other place as the Managing Member may determine from time to time.

2.5       Registered Office. The Company shall continuously maintain a registered office for service of process in the State of Minnesota. The location of the initial registered office of the Company shall be 7803 Glenroy Road, Suite 200, Bloomington, MN 55439-3126. The registered office may be changed, from time to time, by the Managing Member.

2.6       Operating Agreement. Subject only to Section 322C.0110 Subd. 2 and Subd. 3 of the Revised Act, the Members intend that this Agreement govern all aspects of the Company’s business and affairs, including: (a) the formation, operation, ownership, governance, management, and dissolution of the Company; (b) the allocation of Income and Loss, and Distributions; (c) the receipt of additional capital, admission of new Members and all valuation issues associated with the receipt of such additional capital and admission of Members; (d) the Transfer or encumbrance of Interests, and limitations on the transferability of Interests; (e) the specific types of activities that do not violate the duty of care, duty of loyalty or the duty of fair dealing and good faith, (f) any limitation of any fiduciary duty or any broadening of the scope of any indemnification or exculpation; and (g) any other matter related to the Company’s business and affairs. Notwithstanding Section 322C.0102, Subd. 17 of the Revised Act, the Members acknowledge and agree that this Agreement shall be the Company’s sole operating agreement for purposes of the Revised Act, in each case as hereafter amended from time to time pursuant to Section 10.9, including any exhibits to this Agreement, and at no time shall any operating agreement be created by oral or implied means. It is expressly intended that, during the entire term of this Agreement, the provisions of this Agreement shall supersede any provisions of the Revised Act, as they now exist or as may be subsequently amended or restated, that are inconsistent or conflict with the provisions of this Agreement to the maximum extent permitted by law.

2.7       Ratification of Certain Acts. The Company and each Member hereby adopt, approve and ratify all actions taken by the Company’s organizer or organizers.

2.8       General Nan for Development. The Members agree to the general plan of development for the Project set forth below in this Section 2.8.

(a)        The development of the Project will begin with the preparation of the Preliminary Development Budget. The Company will then enter into the Architect Contract, the Construction Services Agreement and the Property Management Agreement, as approved by a Super-Majority in Interest of the Members. Prior to closing on Project Financing, the Final Development Budget shall be approved by the Members under Section 5.5 or Section 5.6 of this Agreement, as applicable.

(b)        The Project Land shall be conveyed to the Company by Canterbury pursuant to Section 3.3(b) below.

(c)        The Company shall negotiate and enter into any required developer agreement and other agreements with the City of Shakopee, Minnesota (the “City”) that are necessary or appropriate in connection with development of the Project (the “City Development Agreements”).

(d)        The Company, Canterbury and any applicable Canterbury Affiliates shall enter into a drainage and ponding easement and operating agreement with the Retention Pond Owner and the Ditch Property Owner to grant easements and create covenants for the installation, use, operation, maintenance, repair and replacement of a drainage water retention pond on the Retention Pond Area that will serve the Project Land, the Phase II Land and the Additional Land, for drainage of water onto the Retention Pond Area, and to satisfy all requirements of ally of the City Development Agreements relating thereto (the “Drainage and Ponding Easement”). If necessary for the construction of the Project, the Company may relocate a portion of the drainage pipe currently running across the Project Land to the Retention Pond Area and temporarily re-route drainage water to a new temporary ditch in connection with such relocation in accordance with the document entitled “Construction Plans for Shenandoah Drive Street and Utility Improvements,” prepared by Sambatek, as the same shall be approved by the City, all costs of which shall be paid for by Canterbury outside of the Preliminary Development Budget. Canterbury shall be responsible for the permanent removal and relocation of the drainage pipe currently running across the Project Land to the Retention Pond Area, as set forth in the Drainage and Ponding Easement, and shall be responsible for the restoration of the Phase I Land if any temporary drainage ditch is placed thereon in connection with any of the foregoing work by the Company or Canterbury, at the sole cost of Canterbury or its Affiliates, as further provided in the Drainage and Ponding Easement.

(e)        The Company and Phase II Owner shall enter into a reciprocal easement and operating agreement to grant easements and create covenants for the construction, installation, use, operation, maintenance, repair and replacement of the Common Area Improvements and any common area improvements to be constructed on the Phase II Land as a part of the Phase II Project (the “Common Area REOA”).

(f)        The Company and Canterbury shall enter into a fire lane easement agreement to grant easements and create covenants for the installation, use; operation, maintenance, repair and replacement of a fire lane across the North twenty-five (25) feet of the Phase II Land (adjoining the South boundary of the Project Land) to provide vehicular and pedestrian ingress and egress for fire trucks, emergency vehicles and emergency personnel only, to and from the Project Land, and to satisfy all requirements of any of the City Development Agreements relating thereto (the “Fire Lane Easement”).

(g)        The Company and Canterbury shall enter into an ingress and egress easement agreement to grant easements and create covenants for the installation, use, operation, maintenance, repair and replacement of an access roadway across the West sixty (60) feet of the Phase II Land to provide vehicular and pedestrian ingress and egress to and from the Project Land (the “Access Easement”).

(h)        The Drainage and Ponding Easement and the Common Area REOA shall be recorded against the Project Land and Phase II Land, and the easements and covenants of the Drainage and Ponding Easement and the Common Area REOA shall run with the land and be binding on any future owners of the Project Land and the Phase II Land. The Fire Lane Easement shall be recorded against the Phase II Land and shall run with the land and be binding on any future owners of the Phase II Land. The Access Easement shall be recorded against the Phase II Land and shall run with the land and be binding on any future owners of the Phase II Land.

(i)         Canterbury or Canterbury Park will make application for the establishment of a Tax Increment Financing District (the “Canterbury Park TIF District”) that is intended (i) to facilitate an overall infrastructure construction and upgrade project throughout the property owned by Canterbury Park or by Canterbury (such as road construction, road upgrades, contributions to Scott County road upgrade projects, extension and upgrade of utilities, installation of pathways, re-building of horse barns, creation of storm water ponding and other related costs) and (ii) to fund (A) the Roadway Extension (hereinafter defined), (B) road work planned by Canterbury on proposed Hauer Trail pursuant to the Construction Plan for Hauer Trail Street Improvements prepared by Sambatek, as the same shall be approved by the City, and (C) the permanent removal and relocation of the drainage pipe currently running across the Project Land and the construction of the drainage water retention pond on the Retention Pond Area, as set forth in the Drainage and Ponding Easement.

(j)         If permitted by the form of Project Financing selected by the Company, and subject to approval under Section 5.5(o) below, the Managing Member may determine that a Development Fee shall be payable to the Members. Any Development Fee shall be allocated [*] to Doran and [*] Canterbury. Either Member may, at its sole option, contribute its share of a Development Fee to the Company under Section 3.3(d) below.

2.9       Road Vacation and Construction. As a part of its contribution of the Project Land under ARTICLE III of this Agreement, Canterbury shall convey and dedicate to the City all land necessary for, and cause to be constructed, an extension of Shenandoah Drive, from Vierling Drive East to Barensheer Road and associated improvements (including but not limited to road construction (including curbs and gutters), road upgrades, extension and upgrade of utilities, installation of pathways, landscaping, traffic circles, ponding and other related work), as generally depicted on Exhibit A to this Agreement (the “Roadway Extension”). The Company and the Members shall take all actions necessary to obtain the vacation or partial vacation by the City of a portion of Shenandoah Drive, the publicly dedicated (but unbuilt) roadway currently running through the Project Land, lying outside of the area of the Roadway Extension. All costs of development and construction of the Roadway Extension, including any assessments by the City relating to the Roadway Extension, and the vacation of Shenandoah Drive (the “Roadway Extension Costs”) shall be Canterbury’s costs. The Roadway Extension shall be completed by [*] unless otherwise agreed to by the Managing Member, provided that such date shall be extended to the extent of any delay in such completion occasioned by the act or omission of the Company. Notwithstanding anything contained in this Agreement to the contrary, the following shall be conditions precedent to the obligation of Canterbury to commence development and construction of the Roadway Extension: (i) completion of the City Project Approval Process, (ii) closing of the Project Financing, and (iii) commencement of construction of the Project under the Construction Services Agreement; provided, however, that Canterbury, in its sole discretion, may waive any or all of such conditions precedent.

2.10     Failure of Project Financing; Termination of Agreement by Canterbury. In the event that on or before [*] the Company is unable for any reason to obtain and close the Project Financing, then Canterbury shall have the right to terminate this Agreement by written notice to Doran, provided that Canterbury reimburses Doran for the total of (i) [*] of the Existing Pre-Development Costs (hereinafter defined) and of the Future Pre-Development Costs advanced by Doran through the date of such termination, plus (ii) Canterbury’s share of the cost of the EAW (as provided for in Section 3.3(f). In the event that such termination occurs after Canterbury has conveyed the Project Land to the Company pursuant to Section 3.3(b) below, then the Company shall re-convey the Project Land back to Canterbury by limited warranty deed, free and clear from all liens and encumbrances other than Permitted Encumbrances and the easement described in Section 2.8(d), (e), and (g) above.

ARTICLE III

CAPITAL CONTRIBUTIONS, LOANS AND PROTECT DEVELOPMENT

3.1       Capital Accounts.

(a)        The Managing Member shall cause a separate Capital Account to be maintained for each Member and each Transferee. Each Member’s Capital Account will be (i) increased by (A) the amount of money contributed by such Member, (B) the Fair Value of property contributed by such Member (net of liabilities secured by such contributed property that the Company is considered to, assume or take subject to under Code § 752), (C) allocations to such Member, pursuant to ARTICLE IV, of Company Income (or items thereof), and (D) to the extent not already netted out under clause (ii)(B) below, the amount of any Company liabilities assumed by the Member or which are secured by any Property distributed to such Member; and (ii) decreased by (A) the amount of money distributed to such Member, (B) the Fair Value of Property distributed to such Member (net of liabilities secured by such distributed Property that such Member is considered to assume or take subject to under Code § 752), (C) allocations to such Member, pursuant to ARTICLE IV, of Company Loss (or items thereof), and (D) to the extent not already netted out under clause (i)(B) above, the amount of any liabilities of the Member assumed by the Company or which are secured by any Property contributed by such Member to the Company.

(b)        If any Interest is transferred in accordance with the terms of this Agreement, the Transferee will succeed to the Capital Account of the Transferor to the extent it relates to the transferred Interest and the Capital Account of each Transferee will be increased and decreased in the manner set forth above.

(c)        In the event of (i) an additional contribution by an existing or an additional Member of more than a de minimis amount that results in a shift in Percentage Interests, (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an Interest, (iii) the grant of more than a de minimis Interest in the Company as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity or by a new Member acting in a Member capacity or in anticipation of being a Member, (iv) in connection with the issuance by the Company of a noncompensatory option (other than an option for a de minimis Interest), or (v) the liquidation of the Company within the meaning of Treasury Regulation § 1.704-1(b)(2)(ii)(g), the book basis of the Property will be adjusted to Fair Value and the Capital Accounts of all the Members will be adjusted simultaneously to reflect the aggregate net adjustment to book basis as if the Company recognized Income or Loss equal to the amount of such aggregate net adjustment (a ”Revaluation”); provided, however, that any Revaluation resulting from clauses (i), (ii), (iii) or (iv) above will be made only if the Members determine that such Revaluation is necessary or appropriate to reflect the relative economic interests of the Members.

(d)        If any Property is subject to Code § 704(c) or is revalued on the books of the Company in accordance with the preceding paragraph pursuant to § 1.704-1(b)(2)(iv)(f) of the Treasury Regulations, the Members’ Capital Accounts will be adjusted in accordance with § 1.704-1(b)(2)(iv)(g) of the Treasury Regulations for allocations to the Members of depreciation, amortization and Income or Loss, as computed for book purposes (and not tax purposes) with respect to such Property.

(e)        The foregoing provisions of this Section 3.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulation § 1.704-1(b) and 1.704-2, and will be interpreted and applied in a manner consistent with such Treasury Regulations. If it is determined by the Managing Member that it is prudent or advisable to modify the manner in which the Capital Accounts, or any increases or decreases thereto, are computed in order to comply with such Treasury Regulations, the Managing Member may cause such modification to be made provided that it is not likely to have a material effect on the amounts distributable to any Member upon the dissolution of the Company, and upon any such determination by the Managing Member, the Managing Member is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

3.2       Rights and Obligations Regarding Capital Accounts and Distributions. Except as expressly provided in this Agreement, no Member is entitled to withdraw or reduce such Member’s Capital Account or to receive any Distributions. No Member is entitled to demand or receive any Distribution in any form other than in cash. No Member is entitled to receive or be credited with any interest on the balance in such Member’s Capital Account at any time. Except as expressly provided herein, no Member has any priority over any other Member as to the return of any balance in such Member’s Capital Account Increases or decreases in the Capital Accounts of Members shall not affect their respective Percentage Interests. No Member shall be liable to the Company or to any other Member, either before or upon liquidation of the Company or before or upon liquidation of such Member’s Membership Interest, to restore or repay any Adjusted Capital Account Deficit, except to the extent that any such deficit shall have arisen as a result of such Member’s receipt of a Distribution in excess of the amount rightfully due such Member pursuant to this Agreement

3.3       Capital Contributions. The respective Interests of the Members are reflected on Schedule 1. Capital Contributions to be made by the Members shall be as follows:

(a)        Intentionally Deleted.

(b)        Conveyance of Project Land. As a part of the City Project Approval Process, Canterbury shall take all necessary actions, with Doran’s assistance, to have the Subdivision Property subdivided, with the Project Land platted as one lot, and the Phase II Land, the Additional Land, Retention Pond Area and Ditch Property platted as outlets. Costs required in connection with having the Subdivision Property so subdivided (“Subdivision Costs”) shall be paid in accordance with Section 3.3(f) below. Canterbury shall convey fee simple title to the Project Land to the Company by limited warranty deed, free and clear from all liens and encumbrances other than Permitted Encumbrances, on or before the date of closing of Project Financing. In exchange for such conveyance to the Company (including the subdivision related costs described above in this Section 3.3(b) paid by Canterbury and together with the provision by Canterbury of any Letter of Credit required by Section 3.9 below), Canterbury shall be credited with a Capital Contribution equal to 27.4% of all Capital Contributions to the Company and shall have a Percentage Interest of 27.4% as a Member.

(c)        Intentionally Deleted.

(d)        Additional Contributions Required for Closing on Project Financing. At or before closing on Project Financing of the Project, Doran shall contribute to the Company (i) cash, (ii) property, (iii) unreimbursed expense payments, or (iv) other contributions allowed by HUD or any other lender providing the Project Financing, in such amounts as are necessary to satisfy any minimum equity requirements of HUD or such other lender and to complete development of the Project. In exchange for such contributions to the Company (together with the provision by Doran of any Letter of Credit required by Section 3.9 below and the other commitments and obligations of Doran set forth in this Agreement), Doran shall be credited with a Capital Contribution equal to 72.6% of all Capital Contributions to the Company and shall have a Percentage Interest of 72.6% as a Member.

(e)        Interest Reserve. At or prior to closing on Project Financing, the Managing Member, shall determine the total amount of the Interest Reserve required, if any, in order to close on Project Financing. The Members anticipate that any Interest Reserve for the Project will be fully funded with proceeds of Project Financing. If for any reason any required Interest Reserve cannot reasonably be so funded, however, the Members shall contribute to the Company, proportionate to the Percentage Interests of the Members, such additional cash as is needed to fully fund the Interest Reserve.

(f)        Advances for Pre-Development Costs.  From March 1, 2018 until closing on Project Financing for the Project, it is contemplated that Doran shall make all necessary advances to the Company for Future Pre-Development Costs, as identified by estimated calendar month and approximate amount on Schedule 3 attached hereto, except as provided below in this Section 3.3(f) with respect to Subdivision Costs and EAW Costs (as defined below). An environmental assessment worksheet (the “EAW”) will be required to be completed that covers the EAW Property, including environmental work as well as plat and traffic work. All Subdivision Costs and all costs of the EAW (“EAW Costs”) will be allocated between the Project Land and the remainder of the EAW Property as follows: [*] to the Project Land and [*] to the other land owned by Canterbury or its Affiliates. The portion of Subdivision Costs and EAW Costs allocated to the Project Land shall be advanced by Doran as Future Pre-Development Costs, with the remainder to be paid by Canterbury or its Affiliates outside of this Agreement. Upon closing on Project Financing for the Project, all advances for Existing Pre-Development Costs shall be reimbursed to the Members from proceeds of Project Financing and all advances for Future Pre-Development Costs shall be reimbursed to Doran from proceeds of the Project Financing; provided, however, that Doran, in its sole discretion, may contribute all or a portion of its unreimbursed Existing Pre-Development Costs or Future Pre-Development Costs as a part of its Capital Contribution required under Section 33(d) above,

(g)        Development of Phase II Land. Any development of the Phase II Land shall be undertaken by the Phase II Owner, pursuant to the terms of its own operating agreement (the “Phase II Operating Agreement”), which shall be executed and delivered by Doran and Canterbury following the Effective Date.

3.4       Project Design and Development. Pursuant to the Architect Contract, Doran Architects shall be responsible for the overall design of the Project, including the planning, architectural and engineering services, entitlement, and supervision of the pre-construction and construction phases of the Project. Doran shall act as lead developer and in good faith shall coordinate such development activities in the best interests of both Members. Canterbury shall provide such assistance in development activities as may be reasonably requested by Doran and shall be responsible for such review and study as Canterbury shall deem necessary in connection with the approvals required in this Agreement. Doran shall appoint and supervise a project manager, who shall be responsible for the daily implementation of Project development (the “Project Manager”). The Project Manager shall prepare and deliver to the Company a written program of activities for development of the Project, which shall set forth the activities to be carried out during the development process, and the date by which, or the period of time during which, each such activity is to be carried out. A development team shall be assembled by Doran and supervised by the Project Manager. The development team shall consist of professionals needed to complete the Project development, including architects, structural engineers, civil engineers, landscape architects, surveyors, environmental consultants, and the General Contractor, among others. Doran Architects shall perform the architectural work for the Project under the Architect Contract for a fee currently estimated to be [*]. The Members understand and acknowledge that if the Project Financing is through a HUD program, HUD will require a third party architect to be retained by the Company to perform certain construction administration services at a cost to the Project separate from, and in addition to, the cost of the Architect Contract.

3.5       Construction Services Agreement. The General Contractor shall be the general contractor responsible for construction of the Project, pursuant to the Construction Services Agreement. The Company shall pay a construction management fee to the General Contractor equal to [*] of the Construction Costs, excluding general conditions and the General Contractor’s rates for insurance premiums, bond premiums and overhead, or such other form of compensation as may be required by the Project Financing. Day-to-day decisions regarding construction of the Project shall be made by the Project Manager. The Project Manager shall keep the Members apprised of the status of construction and any material changes. During construction of the Project, monthly construction meetings shall be held and Canterbury shall have the right to have its chief executive officer or another representative attend such monthly meetings and participate in discussions, but such representative shall not have the right to direct changes in construction on behalf of the Company.

Property Management

. Doran Management shall provide property management and leasing services for the Project, pursuant to the Property Management Agreement with the Company. Day-to-day decisions regarding the operations of the Project shall be made by Doran Management, in its reasonable discretion. The Company shall pay a fee to Doran Management for its services under each Property Management Agreement (the “Property Management Fee”). The initial Property Management Fee for the Project shall be [*] per calendar month until such time as [*] of the Company’s gross revenue exceeds [*] per month. Beginning in the first calendar month after [*] of the Company’s gross revenue exceeds [*] per month, the monthly Property Management Fee shall be equal to the greater of: (i) [*] of the Company’s gross revenue from the Project or (ii) [*]. The Property Management Fee shall also be subject to adjustment in future periods (but not more often than once every two [2] years) based on the prevailing market rate for similar services.

3.7       Mandatory Member Loans to Cover Cost Overruns, Deferred Construction Costs and Operating Deficits.

(a)        Construction Cost Overruns and Deferred Construction Costs. During the period of development and construction of the Project, the Managing Member shall process monthly draw requests for costs incurred in the previous month. Except as provided below in this Section 3.7(a), in the event that any cost exceeds the budgeted line item amount in the Final Development Budget, the Managing Member shall notify the Members of the excess cost, reallocate contingency funds within the Final Development Budget to cover such excess cost, if available, and provide an accounting of such changes to the Members, and, if no contingency funds are available, reallocate line items of the Final Development Budget that have a reasonable likelihood to be excessive. After making the foregoing reallocations, the Managing Member shall determine the net amount of any Construction Cost Overrun. In the event that the Managing Member shall reasonably determine that funds to cover the Construction Cost Overrun are not available under any Project Financing or other third party financing for the Project, the Managing Member shall then issue a written cash call to each Member for such Member’s  prorate share of the Construction Cost Overrun based on each Member’s Percentage Interest. The Managing

Member shall also issue a written cash call to each Member for such Member’s  prorate share of any Deferred Construction Costs as such costs are incurred during the period of development and construction of the Project. Following any cash call to each Member for a Construction Cost Overrun or any Deferred Construction Costs, the Members shall make loans to the Company (“Member Construction Loans”) in an aggregate amount sufficient to cover the Construction Cost Overrun or Deferred Construction Costs, The Member Construction Loans shall be evidenced by promissory notes from the Company in the form attached as Exhibit C to this Agreement (“Loan Notes”).

(b)        Operating Deficits. Each month after Stabilization of the Project, the Managing Member shall calculate the NOI of the Company. If the NOI of the Company is not sufficient to fully satisfy subsections (i) through (iv) of the Financial Waterfall under Section 4.1(a), the shortfall shall constitute an Operating Deficit. The Managing Member shall then reconcile the Operating Deficit to any available funds of the Company. If an Operating Deficit still exists, the Managing Member shall then issue a written cash call to each Member for such Member’s pro-rata share of the Operating Deficit based on Percentage Interest The Members shall then make loans to the Company (“Operating Deficit Loans”) in an aggregate amount sufficient to cover the Operating Deficit. The Operating Deficit Loans shall be evidenced by Loan Notes.

(c)        Member Default. If any Member (hereinafter a “Defaulting Member”) shall fail to make all or any portion of the mandatory Member loans required by this Section 3.7 or by Section 3.9  (“Mandatory Member Loans”) within fourteen (14) days of the call therefor or date otherwise due under the terms of this Agreement, then the non-Defaulting Member shall be entitled, but not required, to loan to the Company the amount that the Defaulting Member failed to loan (a “Default Member Loan”) by giving the Defaulting Member at least five (5) days advance written notice that such a loan will be made. If the non-Defaulting Member elects to make a Default Member Loan to the Company on behalf of the Defaulting Member, such Default Member Loan shall be evidenced by a Loan Note and shall bear interest at a rate equal to the Prime Rate plus five percent per annum (the “Default Loan Interest Return”). Interest shall accrue on the unpaid principal balance of each Default Member Loan from the date the funds are actually received by the Company until the date that such Default Member Loan is repaid in full. Default Member Loans, and the Default Loan Interest Return thereon, shall be repaid in accordance with Sections 4.1(c) and 4.2. Default Member Loans made most recently in time shall have priority over older Default Member Loans.

(d)        Dilution of Defaulting Member Interest. In the event that a Defaulting Member fails to make one or more Mandatory Member Loans and the other Member elects to make one or more Default Member Loans to the Company on behalf of such Defaulting Member, the Percentage Interest of the Defaulting Member shall be reduced and the Percentage Interest of the non-Defaulting Member shall be increased by a percentage equal to the product of: (A) 1.25 and (B) the result of dividing the amount of the Default Member Loan by the total amount of Capital Contributions of all Members.

3.8       Restrictions on Use. Canterbury and Doran agree to the following restriction on the development of any land owned or hereafter acquired by either Canterbury or Doran, or Affiliates of either, in the City (the “Restricted Land”): Except as otherwise provided for herein, neither Canterbury nor Doran, nor Affiliates of either, shall develop, use or allow to be used any of the Restricted Land in any manner that would: (i) compete with the Project, or (ii) be detrimental to the marketing of the Project by the Company (regardless of use) during the Restriction Term (the “Development Restriction”). The Development Restriction shall remain in effect from the Effective Date until the earlier to occur of (1) stabilization of the Phase II Project (as the term “stabilization” is defined in the Phase II Operating Agreement); or (2) the date that is sixty (60) months after a certificate of occupancy is issued for the Project (the “Restriction Term”). Examples of developments or uses that are not subject to the Development Restriction include rental properties occupying a different niche than the Project (such as workforce housing or rental townhomes), for-sale housing, and senior housing. Any development or use that includes multifamily market-rate rental apartment housing at rental rates within twenty percent (20%) of the Project’s projected average monthly rent per square foot shall constitute a development or use that competes with the Project. Notwithstanding the foregoing, nothing in this Section 3.8 shall prohibit the General Contractor, Doran Architects or an Affiliate of either providing construction or architectural services from serving as general contractor, architect or design-builder, or providing similar services, for a third party project that may: (i) compete with the Project, or (ii) be detrimental to the marketing of the Project, provided that such third party shall not include Doran or any of its Affiliates as members or partners unless the equity ownership of Doran or any of its Affiliates in such third party totals ten percent (10%) or less. In the event of a sale, transfer or other disposition of any Restricted Land during the Restriction Term, Canterbury and Doran each agree to make such transfer (or to cause their Affiliate, as the case may be, to make such transfer) subject to the Development Restriction, in the deed or other recorded instrument of conveyance or transfer, in a manner binding on subsequent owners of such land. In addition to any remedies available at law, Canterbury and Doran each shall be entitled to the equitable remedies described in Section 10,19 below in connection with any breach by the other of the covenants in this Section 3.8.

3.9       Letter(s) of Credit. Doran and Canterbury shall provide any Letters of Credit required by HUD, if the Project Financing is provided by HUD, to fund the HUD Operating Deficit Escrow or the HUD Working Capital Escrow, in proportion to each Member’s Percentage Interest. The same process shall be followed if the Project Financing is not provided by HUD but any letters of credit are required in connection with the Project Financing. In lieu of a draw upon any Letter of Credit, however, the Managing Member shall issue a written cash call to each Member for such Member’s pro-rata share of the amount that would otherwise be drawn under a Letter of Credit based on such Member’s Percentage Interest The Members shall then make Member Construction Loans and/or Operating Deficit Loans (as the case may be) to the Company in the aggregate amount called, which shall be evidenced by Loan Notes.

ARTICLE IV

DISTRIBUTIONS AND ALLOCATIONS

4.1       Distributions from Operations.

(a)        Financial Waterfall. The Managing Member, prior to making any Distributions under Section 4.1(b) or Section 4.1(c) below, and subject to Section 322C.0405 of the Revised Act, shall apply net cash realized by the Company from gross rents and other operating revenues after deducting all operating expenses (other than depreciation, amortization and other non-cash charges), in accordance with the following order of priority:

(i)         First, to pay accrued interest due on any Project Financing;

(ii)       Next, to pay principal payments due on any Project Financing;

(iii)      Next, to fully fund an escrow for real estate taxes;

(iv)       Next, to fully fund an escrow for insurance; and

(v)        Finally, to fully fund the Reserve for Replacements,

(b)        Tax Distributions. On or before each February 28 following the close of each calendar year, the Company shall distribute to the Members in accordance with their Percentage Interests cash to pay a portion of the federal, state and local tax liability of the Members in respect of the allocation to them of Income in excess of Loss pursuant to this Agreement, determined using a marginal income tax rate determined by the Tax Matters Member (such Distributions being referred to herein as “Tax Distributions”); subject, in all events to the Company having sufficient funds available for Tax Distributions after applying net cash in accordance with Section 4.1(a) above.

(c)        Periodic Distributions. Except for Distributions under Section 4.1(b), any Distributions of available funds, whether from construction cost savings, net operating income of the Project after applying net cash in accordance with Section 4.1(a) above, net proceeds from refinancing, or from other sources, shall be made by the Company on an annual basis, unless otherwise agreed by a Super-Majority in Interest of the Members, to the Members in the following order of priority:

(i)         First, to pay accrued interest due on Default Member Loans, if any, with Default Member Loans made most recently in time having priority over older Default Member Loans;

(ii)       Next, to pay principal payments due on Default Member Loans, if any, with Default Member Loans made most recently in time having priority over older Default Member Loans;

(iii)      Next, to pay accrued interest due on Operating Deficit Loans;

(iv)       Next, to pay principal payments due on Operating Deficit Loans;

(v)        Next, to pay accrued interest due on Member Construction Loans;

(vi)       Next, to pay principal payments due on Member Construction Loans;

(vii)     Finally, the remainder to the Members in accordance with their Percentage Interests.

4.2       Liquidation Distributions. Notwithstanding Section 322C.0707 Subd. 2 of the Revised Act, Liquidation Proceeds will be distributed in the following order of priority:

(a)        First, to discharge the Company’s obligations to creditors and other third parties, including-all indebtedness for Project Financing, in accordance with the terms of such obligations, as set forth in Section 322C.0707 Subd. 1 of the Revised Act.

(b)        Next, to discharge the Company’s obligations to creditors who are Members, including to Members for Default Member Loans, Operating Deficit Loans and Member Construction Loans, as set forth in Section 322C.0707 Subd.1 of the Revised Act, consistent with the priority set forth in Section 4.1(c) above. In the event that any Default Member Loan is not fully paid to a non-Defaulting Member under this Section 4.2(b), the non-Defaulting Member shall be entitled to collect the unpaid balance directly from the Defaulting Member.

(c)        Finally, the remainder to the Members in accordance with their respective Percentage Interests.

4.3       Income, Losses and Distributive Shares of Tax Items. The Company’s Income or Loss, as the case may be, for each fiscal year of the Company, as determined in accordance with such method of accounting as may be adopted for the Company pursuant to ARTICLE VI, will be allocated to the Members for both financial accounting and income tax purposes as set forth in this ARTICLE IV, except as otherwise provided for herein or unless all Members agree otherwise.

4.4       Allocation of Income and Loss. Income or Loss for each fiscal year will be allocated among the Members in accordance with their Percentage Interests. To the extent there is any change in the respective Percentage Interests of the Members during the year, Income and Loss will be allocated among the pre-adjustment and post-adjustment periods as provided in Section 4.5(k).

4.5       Special Rules. Notwithstanding the foregoing allocation provisions of ARTICLE IV, the following special rules apply:

(a)        Tax Allocations; § 704(c) and Revaluation Allocations. Other than as provided in this Section 4.5(a), items of Income and Loss determined for income tax purposes shall be allocated, to the extent possible and except as otherwise provided herein, in the same proportions as corresponding items that enter into the calculation of Income and Loss. In accordance with Code § 704(c) and the Treasury Regulations thereunder, Income and Loss with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its Fair Value at the time of contribution. Similarly, in the event of a Revaluation, subsequent allocations of Income and Loss with respect to such Property will take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its Fair Value immediately after the adjustment in the same manner as under Code § 704(c) and the Treasury Regulations thereunder. Allocations pursuant to this Section 4.5(a) are solely for income tax purposes and will not affect, or in any way be taken into account in computing, for book purposes, any Member’s Capital Account or share of Income or Loss, pursuant to any provision of this Agreement. Notwithstanding the foregoing, all tax allocations required by this Section 4.5(a) will be made using the “traditional method” per Code § 704(c) unless otherwise approved by Canterbury and Doran.

(b)        Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE IV, if there is a net decrease in Company Minimum Gain during a Company taxable year, each Member will be allocated items of income and gain for such year (and, if necessary, for subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain during such year (hereinafter referred to as the “Minimum Gain Chargeback Requirement”). A Member’s share of the net decrease in Company Minimum Gain is the amount of the total decrease multiplied by the Member’s percentage sham of the Company Minimum Gain at the end of the immediately preceding taxable year. A Member is not subject to the Minimum Gain Chargeback Requirement to the extent (i) the Member’s share of the net decrease in Company Minimum Gain is caused by a guarantee, refinancing or other change in the debt instrument causing it to become partially or wholly recourse debt or a Member Nonrecourse Debt, and the Member bears the economic risk of loss for the newly guaranteed, refinanced or otherwise changed liability; (ii) the Member contributes capital to the Company that is used to repay the Nonrecourse Debt and the Member’s share of the net decrease in Company Minimum Gain results from the repayment; or (iii) the Minimum Gain Chargeback Requirement would cause a distortion and the Commissioner of the Internal Revenue Service waives such requirement. A Member’s share of Company Minimum Gain will be computed in accordance with Treasury Regulation § 1.704-2(g) and as of the end of any Company taxable year will equal; (1) the sum of the Nonrecourse Deductions allocated to that Member up to that time and the Distributions made to that Member up to that time of proceeds of a Nonrecourse Debt allocable to an increase of Company Minimum Gain, minus (2) the sum of that Member’s aggregate share of net decrease in Company Minimum Gain plus that Member’s aggregate share of decreases resulting from Revaluation of any Property subject to Nonrecourse Debts. In addition, a Member’s share of Company Minimum Gain will be adjusted for the conversion of recourse and Member Nonrecourse Debts into Nonrecourse Debts in accordance with Treasury Regulation § 1.704-2(g)(3). In computing the above, amounts allocated or distributed to the Member’s predecessor in interest will be taken into account. Allocations shall be determined in accordance with Treasury Regulation § 1.704-2(j).

(c)        Member Minimum Gain Chargeback. Notwithstanding any other provision of this ARTICLE IV other than Section 4.5(b) if there is a net decrease in Member Minimum Gain during a Company taxable year, each Member who has a share of the Member Minimum Gain (determined under Treasury Regulation § 1.704-2(i)(5) as of the beginning of the year) will be allocated items of income and gain for such year (and, if necessary, for subsequent years) equal to that Member’s share of the net decrease in Member Minimum Gain. In accordance with Treasury Regulation § 1.704-2(i)(4), a Member is not subject to this Member Minimum Gain Chargeback requirement to the extent the net decrease in Member Minimum Gain arises because the liability ceases to be Member Nonrecourse Debt due to a conversion, refinancing or other change in the debt instrument that causes it to be partially or wholly a Nonrecourse Debt. The amount that would otherwise be subject to the Member Minimum Gain Chargeback requirement is added to the Members share of Company Minimum Gain.

(d)        Qualified Income Offset. If any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation § 1.704-1(b)(2)(ii)(d)(4), (5) or (6), that causes or increases such Member’s Adjusted Capital Account Deficit, items of Company income and gain will be specially allocated to such Member in an amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible, provided that an allocation under this Section 4.5(d) may be made if and only to the extent such Member would have an Adjusted Capital Account Deficit after all other allocations under this ARTICLE IV have been made.

(e)        Nonrecourse Deductions. Nonrecourse Deductions for any fiscal year or other period will be allocated to the Members in proportion to their Percentage Interests.

(f)        Member Nonrecourse Deductions. Any Member Nonrecourse Deductions will be allocated to the Member who bears the risk of loss with respect to the loan to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation § 1.704-2(i).

(g)        Curative Allocations. Any special allocations of items of Income or Loss pursuant to Sections 4.5(b), (c), (d). (e) and (f) will be taken into account in computing subsequent allocations of income and gain pursuant to this ARTICLE IV, so that the net amount of any items so allocated and all other items allocated to each Member pursuant to this ARTICLE IV are, to the extent possible, equal to the net amount that would have been allocated to each such Member pursuant to the provisions of this ARTICLE IV if such adjustments, allocations or Distributions had not occurred. In addition, allocations pursuant to this Section 4.5(g) with respect to Nonrecourse Deductions in Section 4.5(e) and Member Nonrecourse Deductions in Section 4.5(f) will be deferred to the extent the Managing Member reasonably determines that such allocations are likely to be offset by subsequent allocations of Company Minimum Gain or Member Minimum Gain, respectively.

(h)        Loss Allocation Limitation. Notwithstanding the other provisions of this ARTICLE IV, unless otherwise agreed to by all of the Members, no Member may be allocated Loss in any taxable year that would cause or increase an Adjusted Capital Account Deficit as of the end of such taxable year.

(i)         Share of Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulation § 1.752-3(a)(3), each Member’s interest in Company profits is equal to such Member’s respective Percentage Interest.

(j)         Compliance with Treasury Regulations. The foregoing provisions of this Section 4.5 are intended to comply with Treasury Regulation § 1.704-1(b), 1.704-2 and 1.752-1 through 1.752-5, and must be interpreted and applied in a manner consistent with such Treasury Regulation& If it is determined by the Managing Member that it is prudent or advisable to amend this Agreement in order comply with such Treasury Regulations, the Managing Member is empowered to amend or modify this Agreement, notwithstanding any other provision of this Agreement.

(k)        General Allocation Provisions. Except as otherwise provided in this Agreement, all items that are components of Income or Loss will be divided among the Members in the same proportions as they share such Income or Loss, as the case may be, for the year. For purposes of determining the Income, Loss or any other items for any period, Income, Loss or any such other items will be determined on a daily, monthly or other basis, as determined by the

Managing Member using any permissible method under Code § 706 and the Treasury Regulations thereunder.

4.6       No Priority. Except as may be otherwise expressly provided herein, no Member has priority over any other Member as to Company Capital, items of Income and Loss, or Distributions,

4.7       Tax Withholding. Notwithstanding any other provision of this Agreement, the Tax Matters Member is authorized to take any action that it determines to be necessary or appropriate to cause the Company to comply with any withholding requirements established under any federal, state or local tax law, including withholding on any Distribution to any Member. For all purposes of this ARTICLE IV, any amount withheld on any Distribution and paid over to the appropriate governmental body will be treated as if such amount had in fact been distributed to the Member.

4.8       Reserve for Replacements. The Managing Member shall establish, maintain and expend funds from a Reserve for Replacements. The Reserve for Replacements shall be funded from net cash of the Company, in accordance with the priority set forth in Section 4.1(a) above. Unless otherwise determined by the Managing Member in its reasonable discretion or as may be required by HUD, the Reserve for Replacements shall be deemed fully funded at an amount equal to $300 per residential unit of the Project.

ARTICLE V

MANAGEMENT; WAIVER OF FIDUCIARY DUTIES; INDEMNIFICATION

5.1       Management by the Managing Member. The day-to-day business and affairs of the Company shall be managed by the Managing Member and, except as expressly set forth in this Agreement, all matters relating to the activities of the Company shall be decided exclusively by the Managing Member. The Managing Member shall be a “manager” as that term is defined in Section 322C.0102 Subd. 13 of the Revised Act, and the Company shall be a “manager managed limited liability company” as that term is defined in Section 322C.0102 Subd. 14 of the Revised Act, During the period prior to Substantial Completion of the Project, the Managing Member shall keep all Members apprised as needed or upon request on all material aspects of development and construction of the Project.

5.2       Managing Member Authority. Except as otherwise expressly provided in this Agreement, the Managing Member or Persons designated by the Managing Member for such purpose, including Officers and agents authorized by the Managing Member for such purpose, shall be the only Persons authorized to execute documents which shall be binding on the Company. To the, fullest extent permitted by the Revised Act, and notwithstanding Section 322C.0407 Subd. 3(4) of the Revised Act, the Managing Member shall have the exclusive power to do any and all acts, statutory or otherwise, with respect to the Company or this Agreement, which would otherwise be possessed by the Members under the laws of the State of Minnesota, and the Members, in that capacity, shall have no power whatsoever with respect to the management of the business activities and affairs of the Company. The Members shall have no authority to bind the Company and will have no other right to approve any action or vote on any matter except as set forth in this Agreement. Except as provided in Sections 5.5 and 5.6 below, the power and authority granted to the Managing Member hereunder shall include all those necessary or convenient for the furtherance of the purposes of the Company and shall include the power to make all decisions with regard to the management, operations, assets, financing and capitalization of the Company, including the power and authority to undertake and make decisions concerning:

(a)        the sale, development, lease, or other disposition of the Company’s assets in the ordinary course of business and the purchase, lease, or other acquisition of assets by the Company in the ordinary course of business;

(b)        the management of the Company’s assets and operations in accordance with the Annual Budget;

(c)        opening of bank and other deposit accounts and operations thereunder;

(d)        purchasing of insurance, goods, supplies, equipment, materials and other personal property on market terms;

(e)        executing and delivering all checks, drafts and other orders for the payment of the Company’s funds and all promissory notes, loans, security agreements, and other similar documents in accordance with the Annual Budget (and subject to any approval by the Members as set forth in Section 5.5 below);

(f)        the application of funds in the Reserve for Replacements for the payment of anticipated Company obligations and desired replacements and repairs to the Property in accordance with the Annual Budget;

(g)        entering into or modifying contracts (excluding Related Party Agreements, which shall be approved as set forth in Section 5.5) for the design, construction, and development of the Project and for the operation, management, maintenance, repair and rehabilitation of the Project;

(h)        acting as the tax matters partner of the Company for all purposes;

(i)         causing the Company to employ, engage, hire or otherwise secure the services of such Persons as may be necessary or advisable for the proper operation of the business of the Company, including properly managers, construction contractors, development managers, engineers, appraisers, attorneys, accountants, and real estate and loan brokers, all upon market terms and consistent with the Construction Services Agreement, the Property Management Agreement and the Annual Budget, as applicable;

(j)         preparing, executing, acknowledging and filing, recording, publishing and delivering all instruments or documents necessary or convenient to effectuate any actions of the Company; and

(k)        controlling any matters affecting the rights and obligations of the Company including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, debt or damages, due or owing to or, from the Company, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitration or other forms of dispute resolution, and the representation of the

Company in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurring of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

5.3       Certain Required Actions to be Taken by the Managing Member. As Managing Member of the Company, the Managing Member agrees to cause the Company or its Affiliates to undertake the following to the extent that the Company has sufficient funds therefor:

(a)        causing the Company to enter into the Architect Contract, the Construction Services Agreement and the Property Management Agreement, following approval as set forth in Section 5.5;

(b)        causing the Company or its Affiliates to engage such architects, engineers and consultants as necessary or required for the design, development, financing, construction and operation of the Project, any of which may be Affiliates or employees of the Managing Member or its Affiliates, if so provided in any Architect Contract, Construction Services Agreement or Property Management Agreement;

(c)        causing the Company to enter into Project Financing, and any other borrowing and related documents, upon approval as set forth in Section 5.5;

(d)        protecting and preserving the titles and interests of the Company with respect to the Property;

(e)        keeping all books of account and other records of the Company in accordance with the terms of this Agreement;

(f)        exercising any and all rights of the “Owner” under the Architect Contract, the Construction Services Agreement and the Property Management Agreement and ensuring the overall performance of the other parties under such agreements to the benefit of the Company and its Affiliates, carrying out the responsibilities of the Company or its Affiliates under such agreements;

(g)        complying in all material respects with all laws, ordinances, orders, rules, regulations and other requirements of all federal, state, local, provincial, territorial and foreign governments, courts, departments, commissions, boards and officers applicable to the Company, its Affiliates or the Project;

(h)        receiving, managing, reserving, paying and distributing operating income of the Company, in each case as provided in this Agreement;

(i)         paying operating expenses, debt service on all indebtedness of the Company, including required escrows, if any, and all other current debts and obligations of the Company;

(j)         maintaining proper funding of the Reserve for Replacements consistent with Section 4.8 above; and

(k)        obtaining and maintaining, in the name of the Company as may be required by applicable law, such licenses, permits and other governmental authorizations as are necessary for the lawful conduct of the business of the Company.

5.4       Actions not Delegable by Managing Member. Notwithstanding the foregoing, the Managing Member is authorized to delegate any of its powers in its sole judgment to Officers or other agents of the Company, except that the following duties may not be delegated to any agent or Officer of the Company:

(a)        the sale or acquisition of any real property; and

(b)        the compromising, arbitrating, adjusting or litigating of claims in favor of or against the Company or its Affiliates.

5.5       Certain Actions Requiring Super-Majority Consent. Notwithstanding the provisions of Sections 5.2 and 5.3 above, the Managing Member shall not, without the affirmative consent of Members with voting rights who, together with the Managing Member, hold a Super-Majority in Interest of the Members, take, or cause the Company or its Affiliates to take, any of the following actions:

(a)        approval of or amendment to any Project Financing or refinancing;

(b)        any material amendment to the Preliminary Development Budget for the Project prior to adoption of the Final Development Budget and, unless the affirmative unanimous consent of all Members with voting rights is required by Section 5.6 below, adoption of the Final Development Budget;

(c)        approval of or material amendment to the Company’s Annual Budget;

(d)        negotiation and execution of any agreement with the City for development of the Project, including entitlements and any applicable tax increment financing, including any amendments and any request to the City for a change in the approved use of the Project Land;

(e)        approval of the Architect Contract, including any amendments;

(f)        approval of the Construction Services Agreement, including any amendments;

(g)        approval of the Property Management Agreement, including any amendments;

(h)        approval of any Related Party Agreement other than the Architect Contract, the Construction Services Agreement or the Property Management Agreement discussed in Sections 5.5(e)-(g) above, including any amendments thereto;

(i)         change orders for (X) any scope of work on the Project in excess of [*] individually or [*] in the aggregate, or (Y) any material change in the Contract Time required by the Construction Services Agreement;

(j)         sale, lease, exchange or other disposition of the Project or any portion of the Project;

(k)        capital improvements to any Company Property in excess of $100,000;

(l)         admission of any Person to the Company as a Member except in accordance with the provisions of ARTICLE VIII;

(m)       any election by the Company under the BBA, as described in Section 7.4 below;

(n)        approval of the Drainage and Ponding Easement and the Common Area REOA as well as any amendments to either; or

(o)        determination as to whether a Development Fee shall be payable to the Members and if so the total dollar amount of such Development Fee.

5.6       Certain Actions Requiring Unanimous Consent. Notwithstanding the provisions of Sections 5.2 and 5.3 above, the Managing Member shall not, without the unanimous affirmative consent of all Members with voting rights, take, or cause the Company or its Affiliates to take, any of the following actions:

(a)        adoption of the Final Development Budget (subject to the special provision below in this Section 5.6);

(b)        acquisition or investment by the Company in any other business or entity, including formation of joint ventures;

(c)        amendment of this Agreement;

(d)        dissolution of the Company;

(e)        approval of a merger, conversion, or domestication under Sections 322C.1001 to 322C.1015 of the Revised Act;

(f)        causing the Company to not perform its obligations under any contract or other agreement entered into by the Company with a Person that is not a Member or an Affiliate of a Member, including to not pay debt or other obligations of the Company to any such third party, based on a good faith determination that such nonperformance is in the best interest of the Company; provided, however, that the Managing Member may take action unilaterally with respect to the foregoing if the matter in controversy is less than $100,000; or

(g)        taking of any action otherwise expressly prohibited by this Agreement.

Notwithstanding Section 5.6(a) above, if grand total in the Final Development Budget does not vary by more than five percent (5,0%) from the grand total in the Preliminary Development Budget attached as Exhibit B to this Agreement, then the Final Development

Budget shall be adopted pursuant to Section 5.5(b) above and shall not require the unanimous affirmative consent of all Members with voting rights.

Notwithstanding Section 5.6(c) above, Canterbury shall not unreasonably withhold its consent to any amendment of this Agreement proposed by the Managing Member if such amendment is needed to comply with the requirements of Project Financing, so long as such amendment does not materially expand the liability exposure of Canterbury or materially reduce the rights and benefits of Canterbury as a Member of the Company.

5.7       Certain Canterbury Rights. Any Change Order that would increase the Cost of the Work (as both terms will be defined in the Construction Services Agreement) by more than [*] shall require the affirmative written approval of Canterbury, which approval shall be granted or denied within three (3) business days of the receipt by Canterbury from Doran of a copy of the Change Order, and shall not be unreasonably denied, Failure by Canterbury to grant or deny approval within said three (3) business day period shall be deemed an approval of such Change Order. Notwithstanding anything to the contrary in this Agreement, Canterbury shall have the right to claim, on behalf of the Company or its Affiliates, that an event of default has occurred with respect to any Architect Contract, Construction Services Agreement or Property Management Agreement, and any other contract between the Company and Doran or any Affiliate of Doran. Doran and its applicable Affiliates reserve all rights, claims and defenses in connection with any such claim of default.

5.8       Annual Budget. For so long as the Property Management Agreement is in effect, an annual budget reflecting estimated profit and loss of the Company for the ensuing operating year shall be prepared by the Doran Management in accordance with the terms of the Property Management Agreement (the “Annual Budget”). If at any time the Property Management Agreement is not in effect, the Managing Member shall submit to the Company, at least thirty (30) days before the first day of each fiscal year, an Annual Budget that includes an estimated profit and loss statement for the ensuing operating year, a schedule of rents, budget estimates in detail for repairs, maintenance, replacements, and capital expenditures for such ensuing year, and a projection of anticipated net cash available for Distributions.

5.9       Replacement of Managing Member. Notwithstanding Section 322C.0407 Subd. 3(5) of the Revised Act, the Managing Member shall serve until such time as it voluntarily resigns or is removed for Cause by the other Member or Members. As used in this Agreement, “Cause” means any material breach by the Managing Member of this Agreement, or fraud, gross misconduct, neglect of duties or commission of illegal activities that would subject the Managing Member to statutory disqualification if such events were adjudicated by a court of law and finally found against the Managing Member.

5.10     Delegation of Authority; Officers. Subject to Section 5.4 of this Agreement, the Managing Member shall have the authority to delegate to any Person all or any of its powers pursuant to this. Agreement. Any delegation may be revoked at any time by the Managing Member. The Company may have the Officers set forth in this Section 5.10, which will include one or more persons appointed by the Managing Member exercising the functions of the offices set forth herein. Any number of Officer positions may be held by the same person. Officers shall not be “managers” of the Company as that term is used in the Revised Act, and will only have the powers expressly delegated to them by the Managing Member. The following Officers shall have the following powers:

(a)        President. Unless provided otherwise by a resolution adopted by the Managing Member, the President will: (i) have general active management of the day-to-day business of the Company; (ii) preside at meetings of the Members; (iii) see that all orders and resolutions of the Managing Member are carried into effect; (iv) have authority to sign and deliver in the name of the Company any deeds, mortgages, bonds, contracts, or other instruments pertaining to the business of the Company, except in cases in which the authority to sign and deliver is required by law to be exercised by another person or is expressly delegated by this Agreement or the Managing Member to some other Officer or agent of the Company; (v) maintain records of and certify proceedings of the Members; and (vi) perform such other duties as may from time to time be prescribed by the Managing Member.

(b)        Treasurer. Unless provided otherwise by a resolution adopted by the Managing Member, the Treasurer will: (i) keep accurate financial records for the Company; (ii) deposit all monies, drafts, and checks in the name of and to the credit of the Company in such banks and depositories as the Managing Member may designate from time to time; (iii) endorse for deposit all notes, checks, and drafts received by the Company as ordered by the Managing Member, making proper vouchers therefore; (iv) disburse Company funds and issue checks and drafts in the name of the Company as ordered by the Managing Member; (v) render to the President and the Managing Member, whenever requested, an account of all such Officer’s transactions as Treasurer and of the financial condition of the Company; and (vi) perform such other duties as may be prescribed by the Managing Member or the President from time to time.

(c)        Vice Presidents. The Vice President, if any, or Vice Presidents in case them be more than one, will have such powers and perform such duties as the President or the Managing Member may prescribe from time to time. In the absence of the President or in the event of the President’s death, inability, or refusal to act, the Vice President, or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managing Member, or, in the absence of any designation, in the order of their seniority, will perform the duties of the President, and, when so acting, will have all the powers of and be subject to all of the restrictions upon the President.

(d)        Secretary. The Secretary will attend all meetings of the Members and will maintain records of, and whenever necessary, certify all proceedings of the Members. The Secretary will: (i) keep the required records of the Company, when so directed by the Managing Member or other person or persons authorized to call such meetings; (ii) give or cause to be given notice of meetings of the Members; and (iii) perform such other duties and have such other powers as the President or the Managing Member may prescribe from time to time.

(e)        Delegation. Unless prohibited by a resolution adopted by the Managing Member or Section 5.4 hereinabove, an Officer elected or appointed by the Managing Member may delegate in writing some or all of the duties and powers of such person’s office to other persons.

(f)        Term of Office. Each Officer will hold office until a successor has been appointed by the Managing Member, or until such Officer’s prior death, resignation, or removal from office.

(g)        Removal and Vacancies. Any Officer or agent elected or appointed by the Managing Member may hold office at the pleasure of the Managing Member and may be removed, with or without cause, at any time, by the Managing Member, subject to the terms of this Agreement. Any vacancy in an office of the Company will be filled by action of the Managing Member.

(h)        No Compensation. Officers, if any, will not be compensated for their services as such unless otherwise unanimously agreed to by the Members.

5.11     No Employment Rights. This Agreement does not, and is not intended to, confer upon any Officer any rights with respect to employment by the Company, and nothing herein should be construed to have created any employment agreement between the Company and any Officer.

5.12     Duty of Care of the Managing Member and Officers. Subject to the business judgment rule, the duty of care of the Managing Member or an Officer in the conduct of the Company’s activities is to act with the care that a person in a like position would reasonably exercise under similar circumstances and in a manner the Managing Member or Officer reasonably believes to be in the best interests of the Company. In discharging this duty, the Managing Member or Officer may rely in good faith on opinions, reports, statements, or other information provided by another Person that the Managing Member or Officer reasonably believes is a competent and reliable source for the information With respect to the duty of care set forth in this Section 5.12, in accordance with Section 322C.0110 Subd. 7 of the Revised Act, no Managing Member or Officer of the Company shall be liable for any money damages to the Company or to any Member, unless the Managing Member or Officer has engaged in intentional misconduct or a knowing violation of the law. THE MEMBERS AGREE THAT THIS SECTION 5.12 IS NOT MANIFESTLY UNREASONABLE.

5.13     Duty of Loyalty. The Members have formed the Company and entered into this Agreement and become Members with the full knowledge and awareness that the Managing Member controls, and has a significant financial interest in, its Affiliates. Knowing this, and notwithstanding anything to the contrary in Section 322C.0409 Subd. 2 or 7 of the Revised Act, the Members acknowledge and agree as follows:

(a)        Other Business Ventures. Except as set forth in Section 3.8 of this Agreement, each of the Members and their Affiliates, including the Managing Member, may at any time and from time to time engage in and possess interests in other business ventures of any and every type and description, including the development, construction, ownership, operation, financing, and management of residential apartment projects (including projects that might compete with the Project), independently or with others, and neither the Company nor any Member shall by virtue of this Agreement have any right, title or interest in or to such independent ventures.

(b)        Dealings with the Company; Company Opportunities. Except as set forth in Section 3.8 of this Agreement, the Members have no expectation that (i) the Managing Member or any other Member will be prohibited, by virtue of the Member’s status as a member of the Company, from pursuing or engaging in any activities and (ii) the Managing Member or any other Member will be obligated to inform the Company or any Member of any such opportunity, relationship or investment (a “Company Opportunity”) or to present to the Company any Company Opportunity. Further, the Company hereby renounces any interest in any Company Opportunity and any expectancy that any Company Opportunity will be offered to it.

THE MEMBERS AGREE THAT THIS SECTION 5.13 IS NOT MANIFESTLY UNREASONABLE.

5.14     Prescribing Standards of Good Faith and Fair Dealing. The Managing Member and the other Members shall exercise their rights and discharge their duties under this Agreement and the Revised Act in a manner consistent with the contractual obligation of good faith and fair dealing, including by acting in a manner, in light of this Agreement, that is honest, fah and reasonable. Any right exercised or duty discharged by the Managing Member or any other Member pursuant to the written advice of the Company’s attorneys, accountants, investment bankers, appraisers or other professional advisors shall be deemed to satisfy such contractual obligation. No Member owes a fiduciary duty to the Company or other Members by reason of being a Member.

5.15     No Personal Liability — Managing Member and Officers. Except as otherwise provided by applicable law or as expressly set forth in this Agreement, the debts, obligations, or other liabilities of the Company, whether arising in contract, tort or otherwise (a) are solely the debts, obligations or other liabilities of the Company, and (b) do not become the debts, obligations or other liabilities of a Managing Member or an Officer solely by reason of such Managing Member acting as a manager or of such Officer acting as an officer; provided that any repeal of this provision as a matter of law or any modification of this subpart by the Members shall be prospective only, and shall not adversely affect any limitation on the personal liability of the Managing Member or any Officer existing at the time of such repeal or modification.

5.16     Execution of Documents Filed with Minnesota. The Managing Member and any Officer authorized by the Managing Member is authorized to execute and file with the Minnesota Secretary of State any document permitted or required by the Revised Act. Such documents may be executed and filed only after the Members (to the extent required by this Agreement or the Revised Act) have approved or consented to such action in the manner provided herein.

5.17     Indemnification; Covered Persons; Limitation of Liability.

(a)        Conduct of Covered Persons. A Covered Person shall be deemed to have acted in “good faith” within the meaning of the Revised Act if such Person acted in reliance upon the records of the Company and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Income or Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Member; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(b)        Limitation. In accordance with Section 322C.0110 Subd. 7 of the Revised Act, no Person will be liable to the Company or its Members for any loss, damage, liability, or expense on account of any action taken or omitted to be taken by such Person as a Managing Member or Member, other than for: (i) breach of the duty of loyalty in contravention of this Agreement; (ii) a financial benefit received by the Member or Managing Member to which the Member or Managing Member is not entitled; (iii) a breach of a duty under Section 322C.0406 of the Revised Act; (iv) intentional infliction of harm on the Company or a Member; or (v) an intentional violation of criminal law. If the Revised Act is hereafter amended to authorize the further elimination or limitation of the liability of the Managing Member then, without requiring any action by the Members, the liability of the Managing Member shall be further limited to the fullest extent permitted by the amended Revised Act Any repeal of this provision as a matter of law or any modification of this subpart by the Members shall be prospective only, and shall not adversely affect any limitation on the personal liability of the Managing Member existing at the time of such repeal or modification.

(c)        Additional Limitation on Indemnification. Except as otherwise determined by the Managing Member, the Company shall not be required to indemnify a Person or advance expenses in connection with a proceeding (or part thereof) covered by Section 322C.0408 of the Revised Act if such proceeding (or part thereof) was commenced by such Person.

(d)        Right to Indemnification and Advancement. The Company shall indemnify and advance expenses to the Managing Member, the Officers and other Persons acting in their “official capacity” (as defined in Section 322C.0408 of the Revised Act) with respect to “proceedings” (as defined in Section 322C.0408 of the Revised Act) to the fullest extent required by Section 322C.0408 of the Revised Act for actions thereafter.

(e)        Indemnity from Former Members. To the extent that a portion of the tax liabilities imposed under Code Section 6225 as amended by the BBA relates to a former Member, the Managing Member may require a former Member to indemnify the Company for such former Member’s allocable portion of such tax adjustment. Each Member acknowledges that, notwithstanding the Transfer of all or any portion of its Interest, it may remain liable for tax liabilities with respect to its allocable share of income and gain of the Company for the Company’s taxable years (or portions thereof) prior to such Transfer or redemption, as applicable.

ARTICLE VI

MEMBERS AND MEETINGS OF THE MEMBERS

6.1       Meetings of Members; Place of Meetings. Except as provided in Section 6.4, all decisions of the Members will be made at a meeting duly held in accordance with this ARTICLE VI. Meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law or by the Articles, and may be called by the Managing Member or Members holding not less than twenty percent (20%) of the Percentage Interests. Meetings of the Members may be held either in person or by means of telephone or video conference or other communications device that permits all Members participating in the meeting to hear, each other, at the principal office of the Company or, if called by the Managing Member, at such other place, within or outside the State of Minnesota, as is designated from time to time by the Members and stated in the notice of the meeting or in a duly executed waiver of the notice thereof During the period of construction of the Project, meetings of the Members may be scheduled and held monthly (in addition to, and not in lieu of, any construction meetings), or on such other schedule as the Members may mutually agree upon.

6.2       Quorum. The presence, in person or by proxy, of a Majority in Interest constitutes a quorum for the transaction of business by the Members. If less than a Majority in Interest is represented at a meeting, a majority of the Interests so represented may adjourn the meeting to a specified date not longer than ninety (90) days after such adjournment, without further notice. At such adjourned meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the meeting as originally noticed. The Members present at a duly convened meeting may continue to transact business until adjournment, notwithstanding the withdrawal of Members such that the remaining Members constitute less than a quorum. At any time, if there is no Person with the right to vote or to participate in the management of the business and affairs of the Company with respect to a particular Interest, then the Percentage Interest represented by such Interest will be disregarded for the purposes of determining whether a quorum is present at a meeting of Members and the requisite Percentage Interest necessary for a valid decision of the Members has been obtained.

6.3       Proxies. At any meeting or the Members, every Member having the right to vote at the meeting will be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than three years prior to such meeting.

6.4       Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members of the Company may be taken without a meeting if the action is evidenced by one or more written consents setting forth the action to be taken and signed by all Members.

6.5       Notice of Meetings. Notice stating the place, day, hour and the purpose for which a meeting of the Members is called must be given, not less than five (5) business days nor more than sixty (60) days before the date of the meeting, by or at the direction of the Managing Member or Members calling the meeting, to each Member entitled to vote at such meeting. A Member’s attendance at a meeting:

(a)        waives objection to lack of notice or defective notice of the meeting, unless such Member, at the beginning of the meeting, objects to holding the meeting or transacting business at the meeting; and

(b)        waives objection to consideration of a particular matter at the meeting that is not within the purpose or purposes described in the notice of meeting, unless such Member objects to considering the matter when it is presented.

6.6       Waiver of Notice. When any notice is required to be given to any Member of the Company hereunder, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at, or after the time stated therein, is equivalent to the giving of such notice.

6.7       Voting by Entity Members. In the case of a Member that is a corporation, its Interest may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, or, in the absence of such provision, as the board of directors of such corporation may determine. In the case of a Member that is a general or limited partnership, its Interest may be voted, in person or by proxy, by such Person as is designated by such Member. In the case of a Member that is another limited liability company, its Interest may be voted, in person or by proxy, by such Person as is designated by the operating agreement, bylaws or limited liability company agreement of such other limited liability company, or, in the absence of such designation, by such Person as is designated by the limited liability company.

6.8       Voting Requirement.

(a)        Notwithstanding anything to the contrary in the Revised Act, and solely to the extent authorized in this Agreement, each Member whose voting rights have not been suspended under Section 3.7(c) above has the right to vote in proportion to such Member’s Percentage Interest. Except as otherwise expressly provided in this Agreement, the affirmative vote of a Majority in Interest is required for a valid decision of the Members. Except as expressly set forth herein (including the items set forth in Section 5.5), this standard represents the voting power required to take action at a duly called meeting pursuant to Section 322C.0407 Subd. 5 of the Revised Act.

(b)        The affirmative vote of all Members is required to change of the status of the Company from a manager-managed limited liability company to a board-managed limited liability company or a member-managed limited liability company (in each case, as those terms are defined in Section 322C.0102 of the Revised Act).

(c)        At any time that a Member does not have the right to vote or to participate in the management of the business and affairs of the Company with respect to the Interest held by such Member, then the Percentage Interest represented by such Interest will be disregarded in determining whether the requisite percentage necessary for a valid decision of the Members has been obtained, with the effect that such Interest will be treated as if such Interest had not been issued and the requisite percentage necessary for a valid decision will be applied against the remaining Percentage Interests.

6.9       Minutes of Meetings and Record of Other Actions. The Company will keep at its principal office minutes of all meetings of the Members and a record of all actions taken by the Members without a meeting.

6.10     No Personal Liability - Members. Except as otherwise provided by applicable law or as expressly set forth in this Agreement, the debts, obligations, or other liabilities of the Company, whether arising in contract, tort or otherwise (a) are solely the debts, obligations or other liabilities of the Company, and (b) do not become the debts, obligations or other liabilities of a Member solely by mason of such Member acting as a member; provided that any repeal of this provision as a matter of law or any modification of this subpart shall be prospective only, and shall not adversely affect any limitation on the personal liability of any Member existing at the time of such repeal or modification.

6.11     Change of Control of Members.

(a)        Doran represents and warrants that Kelly J. Doran, directly or indirectly (including as the grantor, trustee, or primary income beneficiary of any trust), currently owns greater than [*] of the issued and outstanding voting equity interests of Doran and agrees that, except as provided below, [*] direct or indirect ownership of the issued and outstanding voting equity interests of Doran shall not equal [*] or less without the prior written consent of all Members. The foregoing restriction shall not apply to transfers of ownership of the issued and outstanding voting equity interests of Doran (i) under any will or applicable law of descent, (ii) among any of the holders of ownership interests in Doran that were holders of ownership interests in Doran on the Effective Date, (iii) to any child, spouse (or former spouse in connection with a marital dissolution proceeding), sibling, or grandchild of the holders of ownership interests in Doran as of the Effective Date (collectively, the “Permitted Family Members”), or (iv) to trusts, limited liability companies or partnerships in which Permitted Family Members are the sole beneficial owners and, in the case of a limited liability company or partnership, such Permitted Family Members are in control of the applicable entity. [*] shall control Doran and the day-to-day responsibilities of the Managing Member under this Agreement unless he is unable to do so as a result of death or incapacity (in which event his son, Evan J. Doran, is hereby approved to control Doran and the day-to-day responsibilities of the Managing Member under this Agreement).

(b)        Canterbury represents and warrants that Canterbury Park Holding Corporation owns greater than [*] of the issued and outstanding voting equity interests of Canterbury, and agrees that Canterbury Park Holding Corporation’s ownership of the issued and outstanding voting equity interests of Canterbury shall not equal [*] or less without the prior written consent of all Members.

6.12     Financial Guarantees. If required pursuant to any so-called “carve out” events as defined under the Project Financing, the Members agree to, or to cause their respective Affiliates to, enter into guarantees of the Project Financing for such “carve-out” events only. Each Member shall reimburse the Company for any costs, losses, and expenses, including reasonable attorneys’ fees incurred by the Company as a result of such Member’s breach of any representation, warranty or obligation of such Member, including relating to any so-called “carve out” provisions, arising under or related to the Project Financing (“Reimbursable Losses”). For purposes of clarification, it is intended that the breaching Member reimburse the Company related to a default by the Company under the Project Financing as a result of the Member’s breach, such as the cost of putting any new financing in place and any incremental interest expense under such new financing. In addition, each Member shall defend, indemnify and hold harmless the other Member, its Affiliates and their officers, directors, employees, agents, successors and permitted assigns from and against all Reimbursable Losses incurred directly by a non-breaching Member. Unless otherwise agreed to by the Parties, any guarantees provided by a Member or its respective Affiliates under this Agreement shall not be joint and several but shall be proportionate to the Percentage Interest in the Company held by the Member. The Members understand that their officers may be required to provide, a personal guaranty of the Project Financing for certain “carve-out” events, Each Member and any other required guarantor shall provide any personal or financial statements or tax returns required in connection with the Project Financing within the timeframe requested by any loan documents entered into by or on behalf of the Company. For the avoidance of doubt, completion guarantees are not subject to this Section 6.12 because completion guarantees are the sole responsibility of the General Contractor.

6.13     Deadlock.

(a)        In the event that the requisite vote, approval, consent or decision of the Members under this Agreement cannot be obtained (a “Deadlock”), no action shall be taken and the status quo shall continue in effect if the vote, approval, consent or decision relates to any proposed: (i) amendment of this Agreement; (ii) admission of any Person to the Company as a Member except in accordance with the provisions of ARTICLE VIII; (iii) sale, lease, exchange or other disposition of the Project; (iv) acquisition or investment in any other business or entity, including formation of subsidiaries or joint ventures; (v) dissolution of the Company; (vi) merger, conversion or domestication under Sections 322C.1001 to 322C.1015 of the Revised Act; (vii) change of the management status of the Company under Section 6.8(b); or (viii) change of control of a Member under Section 6.11.

(b)        Except as provided above in Section 6.12(a) above, any Deadlock shall be resolved by the process described in this Section 6.13(b). The Members agree to devote their best efforts, in good faith, to resolving the Deadlock. If the Members cannot resolve the Deadlock within five (5) business days, each Member shall designate a top executive to participate in a meeting to be called by the Managing Member to further attempt to resolve the Deadlock. If no resolution is reached following such a meeting, then subject to the terms of Section 5.12 hereof, the Managing Member’s position on the matter shall control.

ARTICLE VII

ACCOUNTING AND BANK ACCOUNTS

7.1       Fiscal Year. The fiscal year and taxable year of the Company will end on December 31 of each year, unless a different year-end is required by the Code.

7.2       Books and Records. At all times during the existence of the Company, the Company will cause to be maintained full and accurate books of account, which will reflect all Company transactions and be appropriate and adequate for the Company’s business. The books and records of the Company will be maintained at the principal office of the Company. The books and records of the Company shall be maintained using generally accepted accounting principles.

7.3       Financial Reports. Within forty-five (45) days after the end of each fiscal year, there will be prepared and delivered to each Member by the Company:

(a)        A balance sheet as of the end of such year and related financial statements for the year then ended; and

(b)        All information with respect to the Company necessary for the preparation of the Members’ federal and state income tax returns.

7.4       Tax Returns and Elections; Fax Matters Member. The Company will cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements required by applicable law. The Company will claim all deductions and make such elections for federal or state income tax purposes that the Managing Member reasonably believes will produce the most favorable tax results for the Members. Doran is hereby designated as the Company’s Tax Matters Member, to serve with respect to the Company in the same capacity as a “tax matters partner” as defined in the Code, and in such capacity is hereby authorized and empowered to act for and represent the Company and each of the Members before the Internal Revenue Service in any audit or examination of any Company tax return and before any court selected by the Managing Member for judicial review of any adjustment assessed by the Internal Revenue Service. Doran hereby accepts such designation. The Members specifically acknowledge, without limiting the general applicability of this Section 7.4, that the Tax Matters Member will not be liable, responsible or accountable in damages or otherwise to the Company or any Member with respect to any action taken by it in its capacity as a “Tax Matters Member.”  All out-of-pocket expenses incurred by the Tax Matters Member in the capacity of Tax Matters Member will be considered expenses of the Company for which the Tax Matters Member is entitled to full reimbursement. The Members hereby appoint Doran as the “partnership representative” of the Company pursuant to Section 6223(a) of the Code, as amended by the Bipartisan Budget Act of 2015 (the “BBA”), and all references in this Agreement to the Tax Matters Member shall refer to Doran in its capacity as partnership representative under the BBA. For any year in which the Company is eligible to make the election in Section 6221(b), as amended by the BBA, to have Subchapter C of Chapter 63 of the Code not apply to the Company, the Members will have the discretion to cause the Company to timely make such election. For tax years after December 31, 2017, if the Company receives a notice of final partnership adjustment, the Managing Member, after consultation with and upon the advice of the other Member(s), may elect the application of Code Section 6226, as amended by the BBA, to such adjustment and if such election is made, the Managing Member will famish each Member with the statement required by Code Section 6226(a), as amended by the BBA.

7.5       Section 754 Election. If a distribution of Company assets occurs that satisfies the provisions of Code § 734 or if a Transfer of an Interest occurs that satisfies the provisions of Code § 743, upon the determination of the Member transferring its Interest to a third party, the Company will elect, pursuant to Code § 754, to adjust the basis of the Property to the extent allowed by Code § 734 or Code § 743 and will cause such adjustments to be made and maintained.

7.6       Bank Accounts. All funds of the Company will be deposited in a separate bank, money market or similar account or accounts approved by the Managing Member and in the Company’s name. Withdrawals therefrom may be made only by individuals authorized to do so by the Managing Member.

7.7       Company Information. The Company will provide to the Members, at least quarterly within thirty (30) days after the end of each quarter, and upon any other request, all information concerning the Company’s activities, financial condition, and other circumstances of the Company and the Project.

ARTICLE VIII

TRANSFERS OF INTERESTS; EVENTS OF WITHDRAWAL; ADDITIONAL MEMBERS

8.1       General Restrictions. Except as expressly provided in this Agreement, no Member may Transfer all or any part of such Member’s Interest to any other Person. Any purported Transfer of an Interest in violation of the terms of this Agreement will be null and void and of no effect. A permitted Transfer will be effective as of the date specified in the instruments relating thereto. Any Transferee desiring to make a further Transfer will become subject to all of the provisions of this ARTICLE VIII to the same extent and in the same manner as any Member desiring to make any Transfer.

8.2       Permitted Transfers. Each Member (a “Transferor”) may Transfer (but not substitute the assignee as a Substitute Member in such Member’s place, except in accordance with Section 8.3), by a written instrument, all or any part of such Member’s Interest to a Permitted Transferee, provided that the Transfer would not result in the “termination” of the Company pursuant to Code § 708. Any assignee of an Interest as allowed by this Section 8.2 who does not become a Substitute Member as provided in Section 8.3 (a “Transferee”) (i) will not be a Member and will not have any right to vote as a Member or to participate in the management of the business and affairs of the Company, such right to vote such Interest and to participate in the management of the business and affairs of the Company continuing with the Transferor, and (ii) shall have only those rights accorded to the transferee of a transferable Interest as set forth in Section 322C.0502 of the Revised Act, The Transferee will, however, be entitled to Distributions and allocations of the Company, as provided in ARTICLE IV attributable to the Interest that is the subject of the Transfer to such Transferee.

8.3       Substitute Members.

(a)        No assignee of all or part of a Member’s Interest will become a Member in place of the Transform (a “Substitute Member”) unless and until:

(i)         the Transferor has stated such intention in the instrument of assignment;

(ii)       the Transferee has executed a joinder or other instrument accepting and adopting the terms and provisions of this Agreement;

(iii)      the Transferor or Transferee has paid all reasonable expenses of the Company in connection with the admission of the Transferee as a Substitute Member; and

(iv)       the Transferee is (A) a Permitted Transferee or (B) the Transferee has acquired the Interest properly pursuant to Section 8.7.

(b)        Upon satisfaction of all of the foregoing conditions with respect to a Transferee, the Managing Member will cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

8.4       Effect of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 8.3, a Transferee is not entitled to exercise any rights of a Member in the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but a Transferee will only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions to which the Transferor would be entitled. A Transferee who has become a Substitute Member has, to the extent of the Interest transferred to such Transferee, all the rights and powers of the Member for whom such Transferee is substituted and is subject to the restrictions and liabilities of a Member under this Agreement. Upon admission of a Transferee as a Substitute Member, the Transferor will cease to be a Member of the Company to the extent of such Interest.

8.5       Additional Members and Interests. Additional Members may be admitted to the Company and additional Interests may be issued with the approval of the Managing Member and the consent of a Super-Majority in Interest of the Members in accordance with Section 5.5. Whenever any additional Member is so admitted to the Company, or any additional Interest is issued, the Percentage Interest of each Member outstanding immediately prior to such admission or issuance will be decreased proportionately, as appropriate, to maintain the aggregate Percentage Interests of the Members at exactly [*]. The Managing Member will cause Schedule 1 to be revised to reflect any adjustment in the Percentage Interests of the Members in accordance with this Section 8.5, but such revision shall not, by itself constitute an amendment of this Agreement for purposes of Section 10.9.

8.6       Dissociation. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in Section 322C.0602 of the Revised Act except for the events set forth in clauses (11) [merger], (12) [conversion] and (13) [domestication] of Section 322C.0602 of the Revised Act. So long as a Member continues to hold any Interest, such Member shall not have the ability to withdraw or resign as a Member and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Interest (other than (i) a Permitted Transfer; or (ii) a charging order in effect under Section 322C.0503 of the Revised Act which has not been foreclosed) such Person shall no longer be a Member and shall be dissociated.

8.7       Purchase of Interest Upon Involuntary Transfer.

(a)        Involuntarily Transferred Interests. For purposes of this Section 8.7, an “Involuntary Transfer” shall mean any Transfer of all or any part of any Interest, or any Transfer of title or beneficial ownership in and to a Member’s Interests by a Member upon; (i) default, foreclosure, forfeiture, court order, operation of law or otherwise than by a voluntary decision on the part of the Member; or (ii) any voluntary or involuntary liquidation, Bankruptcy, dissolution, merger, consolidation, or reorganization, or sale of substantially all of the assets of a Member, but not including any Permitted Transfer or other Transfer of Interests by a Member required under the provisions of this Agreement; or (iii) any “change of control” with respect to a Member, with “change of control” deemed to have occurred in the event of a Transfer, whether voluntary or involuntary, if (i) any Person or group of affiliated persons becomes the beneficial owner, directly or indirectly, of [*] or more of the outstanding equity interests of such Member, or (ii) individuals who currently comprise a majority of the governing body of such member cease for any reason to constitute at least a majority of such Member. In the case of an Involuntary Transfer, the other Member or Members shall have the right to purchase the Interest (or other financial rights and/or governance rights in and to Company) as set forth in this this Section 8.7 (collectively, “Involuntarily Transferred Interest”).

(b)        Right to Purchase Involuntarily Transferred Interests. Immediately upon the acquisition of an Involuntarily Transferred Interest by a Transferee pursuant to an Involuntary Transfer, or immediately upon approval by a Member’s governing board or equity owners of any liquidation, dissolution or sale of substantially all of the assets of a Member, the Member whose Involuntarily Transferred Interest has been acquired and the Transferee, or a duly authorized officer of a Member, as applicable, shall each give written notice to the other Member indicating that the Involuntary Transfer has occurred. The notice shall specify the price and the payment terms and be accompanied by satisfactory evidence of the acquisition of the Involuntarily Transferred Interest Upon receipt by the non-selling Member of the written notice from either the Member whose Involuntarily Transferred Interest has been acquired or the Transferee, the non-selling Member shall have the right to purchase the Involuntarily Transferred Interest within 30 days. The purchase price shall be the Book Value of the Involuntarily Transferred Interest; provided, however, if the Transferee paid an identified consideration for the Involuntarily Transferred Interest that is less than the Book Value of such Interest, the purchase price shall be the purchase price paid by the Transferee, The non-selling Member may assign its right to purchase the Interest to the Company. If the non-selling Member does not acquire the Involuntarily Transferred Interest, then any Interest acquired by a Transferee under the provisions of this Section 8.7 shall remain filly subject to the provisions of this Agreement; provided, however, that such Transferee (if not already a Member) shall not become a Member unless such Transferee otherwise becomes a Substitute Member in accordance with Section 8.3.

8.8       Mandatory Buy-Sell Obligations. So long as Doran and Canterbury are the only two Members, either Member (the “Electing Member”) may at any time deliver written notice to the other Member (the “Non-Electing Member”) of the Electing Member’s intent to sell its Interest and the price at which the Electing Member is willing to sell its Interest. Following such notice, for a period of up to thirty (30) days, the Members agree to devote their best efforts, in good faith, to negotiation of a mutually acceptable purchase by one Member of the other Member’s Interest in the Company or such other transaction that accomplishes the objectives of both Members. If such negotiations do not result in a mutually acceptable purchase or other transaction, then within the period of ninety (90) days following expiration of the 30-day negotiation period, the Non-Electing Member shall either; (i) accept the offer to purchase the Electing Member’s Interest at the stated price, or (ii) sell the Interest of the Non-Electing Member to the Electing Member at a price that is equivalent to the stated price of the Electing Member’s Interest but as adjusted to the Percentage Interest of the Non-Electing Member. Failure by the Non-Electing Member to make either election within the 90-day period shall be deemed an election by the Non-Electing Member to sell its Interest Unless otherwise agreed by the Members, any purchase and sale transaction under this Section 8.8 shall be closed within 150 days following delivery of the notice by the Electing Member.

ARTICLE IX

DISSOLUTION AND TERMINATION

9.1       Events Causing Dissolution.

(a)        Notwithstanding Section 322C.0701 the Company will be dissolved upon the first to occur of the following events:

(i)         Upon the termination of this Agreement pursuant to Section 2.10 above;

(ii)       upon the sale of the Project;

(iii)      upon the approval of all Members with voting rights; or

(iv)       upon the entry of a decree of judicial dissolution permitted under Section 3220.0701 of the Revised Act.

(b)        To the full extent permitted by applicable law, the forgoing events which cause dissolution of the Company shall be the exclusive events which cause the dissolution of the Company.

9.2       Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Managing Member will take such actions as may be required to wind up, liquidate and terminate the business and affairs of the Company in accordance with this Agreement and applicable laws. In connection with such winding up, the Managing Member may liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining fair market value therefor, apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 9.3, and do any and all acts and things authorized by, and in accordance with, applicable laws for the purpose of winding up and liquidation.

9.3       Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company will be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE X

MISCELLANEOUS

10.1     Title to the Property. Title to the Property will be held in the name of the Company. No Member has any ownership interest or rights in the Property, except indirectly by virtue of such Member’s ownership of an Interest. No Member has any right to seek or obtain a partition of the Property, nor does any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

10.2     Nature of Interest in the Company. An Interest is personal property for all purposes.

10.3     Organizational Expenses. Each Member will pay such Member’s own expenses inclined in connection with the review and negotiation of this Agreement.

10.4     Notices. Any notice, demand, request or other communication (a “Notice”) required or permitted to be given by this Agreement, the Revised Act (or Act if prior to the Revised Act Date) to the Company, any Member, or any other Person will be sufficient if in writing and if hand delivered or mailed by registered mail, certified mail or express courier to the Company at its principal office or to a Member or any other Person at the address of such Member or such other Person as it appears on Schedule 1 next to such Member’s name or, if updated by the Member by written notice to the Company, in the records of the Company or sent via email to the email address, if any, of the recipient as it as it appears on Schedule 1 next to such Member’s name or, if updated by the Member by written notice to the Company, in the records of the Company. All Notices that are mailed will be deemed to be given when deposited in the United States mail, postage prepaid. All Notices that are hand delivered will be deemed to be given upon delivery. All Notices that are given by e-mail (with confirmation of transmission) will be deemed given when sent if sent during normal business hours of the recipient and on the next business day if sent after normal business hours of the recipient.

10.5     Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder will be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default will not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

10.6     No Third Party Rights. None of the provisions in this Agreement are for the benefit of or enforceable by any third-party, including creditors of the Company; provided, however, that the Company may enforce any rights granted to the Company under this Agreement, its Articles or under the Revised Act.

10.7     Entire Agreement. This Agreement, together with the Articles, constitutes the entire agreement among the Members and supersedes all other written, oral, or implied agreements, arrangements, and understandings among the Members or their Affiliates regarding the formation, operation and continuation of the Company and the relations among and between the Members and the Company, including without limitation the Term Sheet.

10.8     Complete Statement of Expectations. Each Member represents and warrants that:

(a)        This Agreement forms a complete statement of the reasonable expectations of such Member with respect to the formation, operation, and continuation of the Company and the relations among and between the Members and the Company, and such Member does not have any such expectations not set forth in this Agreement.

(b)        This Agreement contains a complete statement of all expectations that were material to such Member’s decision to become a Member of the Company.

(c)        This Agreement may not be amended or altered by any oral representation or implied or implicit conduct or actions.

10.9     Amendments to this Agreement. Except as otherwise provided herein, and notwithstanding Section 322C.0407 Subd. 3(4)(iv) of the Revised Act, this Agreement and the Articles may be modified or amended only in accordance with Section 5.6 above.

10.10   Interpretation. The descriptive headings of the paragraphs of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provisions of this. Agreement Words such as “herein,” “hereinafter,” “hereof” and “hereunder”  when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation.” In the event the time for performance of any obligation hereunder expires on a day that is not a business day, the time for performance shall be extended to the next business day.

10.11   Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Doran and Canterbury contributed substantially and materially to the preparation of this Agreement.

10.12   Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement will not be affected thereby and will remain in full force and effect and may be enforced to the greatest extent permitted by law.

10.13   Binding Agreement. Subject to the restrictions on the disposition of Interests herein contained, the provisions of this Agreement are binding upon, and will inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

10.14   Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which constitutes one agreement that is binding upon all of the parties hereto, notwithstanding that all parties are not signatories to the same counterpart.

10.15   Governing Law. This Agreement is governed by, and is to be construed in accordance with, the laws of the State of Minnesota without reference to its conflicts of laws principles.

10.16   Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the nondefaulting parties, the defaulting party must pay to each of the non-defaulting parties all costs, damages, and expenses, including reasonable attorneys’ fees, incurred by the non-defaulting parties as a result of such default. If any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such court proceedings may recover from the non-prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in such court proceedings.

10.17   Further Assurances. The Members shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement.

10.18   Waiver of Jury Trial. Each of the parties hereto waives trial by jury in any litigation, suit or proceeding between them in any court with respect to, in connection with or arising out of this Agreement, or the validity, interpretation or enforcement thereof.

10.19   Equitable Remedies. Each Member acknowledges and agrees that the Company and the other Member or Members would be irreparably harmed if any of the provisions of this Agreement (including specifically, without limitation, Section 8.8) are not performed in accordance with their specific terms, and that monetary damages would not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the non-breaching Member or Members may be entitled hereunder, at law or in equity, the Company and the non-breaching Member or Members shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and specific performance to enforce the terms and provisions of this Agreement.

10.20   Consent to Jurisdiction. The Members consent to the exclusive personal jurisdiction of the federal and state courts of the State of Minnesota and agree that service of process may be made upon any Member by certified mail, return-receipt requested, or in any other manner permitted by law. All Members agree not to assert in any action brought in any such court that such action is brought in an inconvenient forum, or otherwise make any objection to venue or jurisdiction.

ARTICLE XI

REQUIRED PROVISIONS

11.1     Controlling Provisions. Notwithstanding any other provision of this Agreement, any other organizational documents (including the Articles of Organization), or any provisions of law that empower the Company, the provisions of this ARTICLE XI shall be operative and controlling in the event that the Project Financing consists of mortgage financing provided by  HUD pursuant to the HUD Section 221(d)(4) program (a “HUD Loan”) and for so long as any HUD Loan to the Company is outstanding. If the Project Financing is not provided by a HUD Loan, the provisions of this ARTICLE XI shall not be applicable.

(a)        The sole purpose of the Company is to acquire, own, hold, maintain, operate, develop, manage, and dispose of the real property and improvements comprising the Property together with such other activities as may be necessary or advisable in connection with the ownership of the Property. The Company shall not engage, either directly or indirectly, in any business, other than the ownership, management and operation of the Property; and it shall have no purpose, unrelated to the Property and shall not acquire any real property or own assets other than those related to the Property and/or otherwise in furtherance of the limited purposes of the Company.

(b)        Except as otherwise provided in this ARTICLE XI, the Company shall not own any asset other than (i) the Property, and (ii) incidental personal property necessary for the operation of the Property.

(c)        The Company shall not, and no person or entity on behalf of the Company shall, without the prior written affirmative vote of [*] of the Members: (a) institute proceedings to be adjudicated bankrupt or insolvent; (b) consent to the institution of bankruptcy or insolvency proceedings against it; (c) file a petition seeking, or consenting to, reorganization or relief under any applicable federal or state law relating to bankruptcy; (d) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property; (e) make any assignment for the benefit of creditors; (f) admit in writing its inability to pay debts generally as they become due or declare or effect a moratorium on its debts; or (g) take any Company action in furtherance of any such action.

(d)        The Company shall at all times observe the applicable legal requirements for the recognition of the Company as a legal entity separate from any affiliates of same, including, without limitation, as follows:

(i)         The Company shall maintain correct and complete financial statements, accounts, books and records and other entity documents separate from those of any affiliate or any other person or entity. The Company shall prepare unaudited quarterly and annual financial statements, and the Company’s financial statements shall substantially comply with sound accounting practices for a cash basis company.

(ii)       The Company shall maintain its own separate bank accounts, payroll and correct, complete and separate books of account.

(iii)      The Company shall hold itself out to the public (including any of its affiliates’ creditors) under the Company’s own name and as a separate and distinct company entity and not as a department, division or otherwise of any affiliate of same.

(iv)       The Company shall observe all customary formalities regarding the company existence of the Company, including holding meetings and maintaining current and accurate minute books separate from those of any affiliate of same.

(v)        The Company shall hold title to its assets in its own name and act solely in its own name and through its own duly authorized officers and agents. No affiliate of same shall be appointed or act as agent of the Company, other than, as applicable, a property manager with respect to the Property.

(e)        The Company shall separately identify, maintain and segregate its assets. The Company’s assets shall at all times be held by or on behalf of the Company and if held on behalf of the Company by another entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Company. This restriction requires, among other things, that (i) the Company funds shall be deposited or invested in the Company’s name, (ii) the Company funds or assets shall not be commingled with the funds or assets of any affiliate of same or other person or entity, (iii) the Company shall maintain all accounts in its own name and with its own tax identification number, separate from those of any affiliate of same or other person or entity, and (iv) the Company funds shall be used only for the business of the Company.

(f)        The Company shall pay or cause to be paid its own liabilities and expenses of any kind only out of its own separate funds and assets.

(g)        The Company shall at all times be adequately capitalized to engage in the transactions contemplated at its formation.

(h)        The Company shall maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate of same or other person or entity.

(i)         The Company shall not do any act which would make it impossible to carry on the ordinary business of the Company.

(j)         All data and records (including computer records) used by the Company or any affiliate of same in the collection and administration of any loan shall reflect the Company’s ownership interest therein.

(k)        The Company shall maintain an arm’s length relationship with each of its affiliates and enter into contracts or transact business with its affiliates only on commercially reasonable terms that are not materially less favorable to the Company than is obtainable in the market from a person or entity that is not an affiliate of same.

Any indemnification obligation of the Company (specifically including the indemnification provisions in Section 5.17 of this Agreement) shall (a) be fully subordinated to any HUD Loan and (b) not constitute a claim against the Company or its assets (other than as permitted under Section 12.1(k) below) until such time as any HUD Loan has been indefeasibly paid in accordance with its terms and otherwise has been fully discharged.

ARTICLE XII

HUD-REQUIRED PROVISIONS

12.1     HUD-Controlling Provisions. Notwithstanding any other provision of this Agreement, any other organizational documents (including the Articles of Organization), or any provisions of law that empower the Company, the provisions of this ARTICLE XII shall be operative and controlling in the event that the Project Financing is provided by a HUD Loan and for so long as any HUD Loan to the Company is outstanding. If the Project Financing is not provided by a HUD Loan, the provisions of this ARTICLE XII shall not be applicable.

(a)        If any of the provisions of the Articles of Organization, this Agreement or any other organizational documents of the Company (the “Organizational Documents”) conflict with the twins of the promissory note executed by the Company and delivered to HUD (the “Note”) and the Multifamily Mortgage, Assignment of Leases and Rents and Security Agreement with Minnesota Rider entered into by the Company with HUD (the “Security Agreement”), each evidencing and securing the HUD Loan made to the Company and insured by HUD or the Regulatory Agreement entered into by the Company with HUD (the “Regulatory Agreement”)

or any other document executed in connection with the HUD Loan (collectively the “HUD Loan Documents”), the provisions of the HUD Loan Documents shall control.

(b)        So long as HUD is the insurer or holder of the Note, no, provision required by HUD to be inserted into the Organizational Documents may be amended without HUD’s prior written approval. Additionally, if there is a conflict between any HUD-required provisions inserted into this Agreement and any other provision of this Agreement, the terms of the HUD-required provisions will govern; and if there is a conflict between any of the provisions in the Articles of Organization or any other Organizational Documents and any HUD-required provisions of this Agreement, the HUD-required provisions will govern.

(c)        Unless otherwise approved in writing by HUD, the Company’s business and purpose shall consist solely of the acquisition, ownership, operation and maintenance of FHA Project No. 092-35836 (the “HUD Project”) located in Shakopee, Minnesota, and activities incidental thereto. The Company shall not engage in any other business or activity. The HUD Project shall be the sole asset of the Company, which shall not own any other real estate other than the HUD Project.

(d)        None of the following will have any force or effect without the prior written consent of HUD:

(i)         Any amendment that modifies the term of the Company’s  existence;

(ii)       Any amendment that triggers application of the HUD previous participation certification requirements (as set forth in Form HUD-2530, Previous Participation Certification, or 24 C.F.R. § 200.210, et seq.);

(iii)      Any amendment that in any way affects the HUD Loan Documents;

(iv)       Any amendment that would authorize any member, partner, owner, officer or director, other than the one previously authorized by HUD, to bind the Company for all matters concerning the HUD Project which require HUD’s consent or approval;

(v)        A change that is subject to the HUD Transfer of Physical Assets requirements contained in Chapter 13 of HUD Handbook 4350.1 REV-1; or

(vi)       Any change in a guarantor of any obligation to HUD (including those obligations arising from violations of the Regulatory Agreement).

(e)        The Company is authorized to execute the Note and the Security Instrument in order to secure the HUD Loan and to execute the Regulatory Agreement and other documents required by the Secretary in connection with the HUD Loan.

(f)        Any incoming member of the Company must as a condition of receiving an interest in the Company agree to be bound by the HUD Loan Documents and all other documents required in connection with the HUD Loan to the same extent and on the same terms as the other members.

(g)        Notwithstanding any other provisions, upon any dissolution, no title or right to possession and control of the HUD Project, and no right to collect the rents from the HUD Project, shall pass to any person or entity that is not bound by the HUD Loan Documents in a manner satisfactory to HUD.

(h)        The key principals of the Company identified in the Regulatory Agreement are liable in their individual capacities to HUD to the extent set forth in the Regulatory Agreement.

(i)         The Company shall not voluntarily be dissolved or converted to another form of entity without the prior written approval of HUD.

(j)         The Company has designated Kelly J. Doran as its official representative for all matters concerning the HUD Project that require HUD consent or approval. The signature of this representative will bind the Company in all such matters. The Company may from time to time appoint a new representative to perform this function, but within three business days of doing so, will provide HUD with written notification of the name, address, and telephone number of its new representative. When a person other than the person identified above has full or partial authority with respect to management of the Project, the Company will promptly provide HUD with the name of that person and the nature of that person’s management authority.

(k)        Notwithstanding any provision in the Organizational Documents to the contrary, for so long as the HUD Project is subject to a loan insured or held by HUD, any obligation of the Company to provide indemnification under the Organizational Documents shall be limited to (i) amounts mandated by state law, if any, (ii) coverage afforded under any liability insurance carried by the Company and (iii) available “Surplus Cash” of the Company as defined in the Regulatory Agreement Until funds from a permitted source for payment of indemnification costs are available for payment, the Company shall not (a) pay funds to any members, partners, officers and directors, or (b) pay the deductible on an indemnification policy for any members, partners, officers and directors.

[SIGNATURE PAGE FOLLOWS]

DORAN CANTERBURY I, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement by their authorized representatives as of the Effective Date.

COMPANY

DORAN CANTERBURY I, LLC

By: DORAN SHAKOPEE, LLC Its: Managing Member

/s/ Kelly J. Doran
By: Kelly J. Doran Chief Manager

MEMBERS

DORAN SHAKOPEE, LLC

/s/ Kelly J. Doran
By: Kelly J. Doran Chief Manager

CANTERBURY DEVELOPMENT LLC

/s/ Randall D. Sampson
By: Randall D. Sampson President and Chief Executive Officer

DORAN CANTERBURY I, LLC

AMENDED AND RESTATED OPERATING AGREEMENT

SCHEDULE 1

Schedule of Members and Percentage Interests

Member’s Name and Address	Capital Contribution	Percentage Interest
Doran Shakopee, LLC Attn: Kelly J. Doran 7803 Glenroy Road Suite 200 Bloomington, MN 55439-3126 Email: kelly@dorancompanies.com	As described in Operating Agreement	72.6%
Canterbury Development, LLC Attn: Randy Sampson 1100 Canterbury Road Shakopee, MN 55379 Email: rsampson@canterburypark.com	As described in Operating Agreement	27.4%
Total		100.00%

SCHEDULE 2

Intentionally Deleted

SCHEDULE 3

Future Pre-Development Costs

Intentionally Deleted

EXHIBIT A

Pictorial Depiction of the Project Land, the Phase H Land, the Additional Land, Retention

Pond Area, Ditch Property and Roadway Extension

Intentionally Deleted

EXHIBIT B

Preliminary Development Budget

Intentionally Deleted

EXHIBIT C

Form of Loan Note

PROMISSORY NOTE

$	Shakopee, Minnesota
, 20

FOR VALUE RECEIVED, DORAN CANTERBURY I, LLC, a Minnesota limited liability company (“Maker”), hereby promises to pay to the order of , ____________a Minnesota limited liability company (“Holder”), at such place as Holder may from time to time designate, the principal sum of ____________and ___/100ths Dollars ($_______________ ), together with interest from the date of this instrument on the unpaid principal balance outstanding, at the rate equal to the Prime Rate (as defined below) plus [*] per annum [[*]per annum if Default Member Loan], subject to the limitations and other provisions of this Note. For purposes of this Note, “Prime Rate” means the Prime Rate published in the Wall Street Journal Money Rates column on the last business day of each calendar month, which rate shall be deemed to be in effect for the entirety of such calendar month.

The loan evidenced by this Note is made by Holder pursuant to the provisions of the Operating Agreement of Maker dated as of March 1, 2018, as such agreement may be amended from time to time (the “Operating Agreement”), and capitalized terms used in this Note but not separately defined herein shall have the meanings set forth in the Operating Agreement.

Interest shall accrue on the unpaid balance of this Note from the date hereof, without compounding, until the entire principal balance is paid in full. Principal and accrued interest on this Note shall be paid in accordance with the provisions of Section 4.1(c) and Section 4.2 of the Operating Agreement, consistent with the priorities set forth therein, and no payments shall be required under this Note except as permitted by the Operating Agreement.

This Note may be prepaid, in whole or in part, without penalty, at any time. All payments shall be applied first to accrued interest and then to principal.

This Note is unsecured.

Upon default by Maker, Holder shall be entitled to recover from Maker all expenses and costs of collection, including, but not limited to, reasonable attorney’s fees and costs, whether or not suit or other formal action has been commenced. Holder’s failure to exercise or delay in exercising any remedy shall not be construed as a waiver or release thereof.

Maker hereby waives demand of payment, presentment, notice of dishonor, protest, and notice of protest, and all other notices and demands in connection with delivery, acceptance, performance or default, endorsement of this instrument.

This Note may not be modified or discharged orally, but only in writing duly executed by Maker and Holder.

This instrument, and all obligations with respect to the underlying indebtedness, are made and delivered in the State of Minnesota and shall be construed in accordance with Minnesota law, without giving effect to choice of law principles thereof. Any proceedings with respect to this instrument shall be conducted in the District Court of Scott County, Minnesota.

Notwithstanding any other provisions of this Note, all payments of accrued interest and principal under this Note which are otherwise due and payable are expressly subordinated and junior in right of payment to any payments owing by Maker from time to time on Project Financing. Moreover, no payment of interest or principal shall be made by Maker to Holder under this Note (whether due to Holder hereunder or by voluntary prepayment by Maker) if such payment would cause Maker to violate any covenants or requirements of any promissory note, loan agreement, mortgage, or other agreement or obligation entered into by Maker in connection with Project Financing.

IN WITNESS WHEREOF, Maker has executed this Note by its duly authorized representative, effective as of the day and year first above written.

DORAN CANTERBURY I, LLC

By: DORAN SHAKOPEE, LLC, Its Managing Member

By:	/s/ Kelly J. Doran
Kelly J. Doran
Chief Manager